Exhibit 2.1

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MAGMA DESIGN AUTOMATION, INC.,

SABIO ACQUISITION CORP.,

SABIO LABS LLC.,

SABIO LABS, INC.

AND

DAVID COLLERAN, AS REPRESENTATIVE

DECEMBER 20, 2007

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		Page
10.10	Third Party Beneficiary Rights	58
10.11	Entire Agreement	58
10.12	Waiver of Jury Trial	58

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LIST OF EXHIBITS

Exhibit A	Form of Voting Agreement

Exhibit B-1	List of Signatories to Offer Letters and Noncompetition Agreements

Exhibit B-2	List of Signatories to Nonsolicitation Agreements

Exhibit C	Matters Covered by the Opinion of Wilson Sonsini Goodrich Rosati, Professional Corporation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 20, 2007 (the “Agreement Date”) by and among Magma Design Automation, Inc., a Delaware corporation (“Magma”), Sabio Acquisition Corp., a California corporation and a wholly owned subsidiary of Magma (“Merger Sub I”), Sabio Labs LLC, a California limited liability company and a wholly owned subsidiary of Magma (“Merger Sub II” and with Merger Sub I, the “Merger Subs” and each a “Merger Sub”), Sabio Labs, Inc., a California corporation (the “Company”), and David Colleran, as Representative, solely with respect to Article IX hereof and such other provisions hereof which specifically refer to such Representative (the “Representative”).

RECITALS

A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub I shall merge with and into the Company (the “First Step Merger”), with the Company to be the surviving corporation of the Merger (the “Interim Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the applicable provisions of California Law (as defined in Article I below).

B. Following the First Step Merger, Magma shall cause the Interim Surviving Corporation to merge with and into Merger Sub II (the “Second Step Merger” and, taken together with the First Step Merger, the “Integrated Merger” or the “Merger”), on the terms and subject to the conditions of this Agreement and pursuant to the applicable provisions of California Law and the California LLC Act (as defined in Article I below).

C. The Boards of Directors of Magma, Merger Sub I, Merger Sub II and the Company have determined that the Merger is in the best interests of their respective stockholders, shareholders or members, as the case may be, and have approved and declared advisable this Agreement and the Merger.

D. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Magma’s willingness to enter into this Agreement, certain Company Shareholders, concurrently with the execution of this Agreement are executing and delivering to Magma voting agreements in the form attached hereto as Exhibit A (the “Company Voting Agreements”).

E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Magma’s willingness to enter into this Agreement, each of the Persons (as defined in Article I below) listed on Exhibit B-1 is executing and delivering to Magma an executed employment offer letter (including the related Confidentiality and Assignment of Inventions Agreement) (the “Offer Letters”) and is executing and delivering to Magma a Noncompetition and Nonsolicitation Agreement (the “Noncompetition Agreements”), which Offer Letters and Noncompetition Agreements shall become effective only upon the Effective Time (as defined in Article I below).

F. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Magma’s willingness to enter into this Agreement, each of the Persons listed on Exhibit B-2 is executing and delivering to Magma an executed Offer Letter and is executing and delivering to Magma a Nonsolicitation Agreement (the “Nonsolicitation Agreements”), which Nonsolicitation Agreements shall become effective only upon the Effective Time.

G. Magma, each Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

H. For Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Magma and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §§1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement.

CONFIDENTIAL

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“First Step Agreement of Merger” means the Agreement of Merger (together with any officer’s certificates attached thereto), in form and substance reasonably acceptable to Magma and the Company, to be filed with the Secretary of State of the State of California at the time of Closing in such appropriate form as shall be required by California Law.

“Alternative Transaction” means: any proposal or offer made by any Person for (A) a merger, reorganization, share exchange, consolidation, business combination, tender offer, recapitalization, dissolution, liquidation or similar transaction directly or indirectly involving the Company, (B) the sale, lease, exchange, transfer, license, acquisition or disposition by any Person of any of the consolidated assets of the Company (other than the sale of assets in the ordinary course of the Company’s business or the license of the Company’s Products in the ordinary course of business), (C) the acquisition by any Person of any of the voting power or any class of equity securities of the Company (other than pursuant to the exercise of equity equivalents outstanding as of the date hereof), or (D) any initial public offering of capital stock or other securities of the Company pursuant to a registration statement filed under the Securities Act.

“Applicable Law” means, collectively, all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the assets, properties and business (and any regulations promulgated thereunder) of the applicable company or entity.

“Average Magma Stock Price” shall mean the average closing price for a share of Magma Common Stock as quoted on the Nasdaq Stock Market (or other principal exchange or market on which the Magma Common Stock is then listed) during the ten (10) business days prior to (but not including) the third business day prior to the Closing Date, as to the Initial Stock Consideration, and the ten (10) business days prior to (but not including) the third business day before the payment date of a Contingent Payment (as defined on Schedule A hereto).

“Balance Sheet Date” means September 30, 2007.

“California LLC Act” means the Beverly-Killea Limited Liability Company Act of the State of California.

“California Law” means the General Corporation Law of the State of California.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” means a time and date on which the Closing shall occur to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time, date and location as the parties hereto agree in writing.

“Closing Merger Expense Certificate” means a certificate executed by the President or Chief Executive Officer of the Company, dated as of the Closing Date, certifying the amount of Merger Expenses (including an itemized list of each Merger Expense with a general description of the nature of such expense and the Person to whom such expense was or is owed). The Closing Merger Expense Certificate shall include a

CONFIDENTIAL

representation of the Company, certified by the President or Chief Executive Officer of the Company, that such certificate includes all of the Merger Expenses paid or payable at any time prior to, at or following the Closing Date, it being the expressed intent of the Company and Magma that to the maximum extent possible all the Excess Merger Expenses be deducted in the calculation of the Initial Stock Consideration.

“Common Exchange Ratio” means the quotient obtained by dividing (A) an amount equal to the Initial Stock Consideration by (B) the Fully-Diluted Common Shares.

“Company Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of the Company by an officer or officers of the Company at the Closing pursuant to Article VII and each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Balance Sheet” means the Company’s unaudited balance sheet as of the Balance Sheet Date included in the Company Financial Statements.

“Company Business” means the business of the Company as presently conducted.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock, taken together.

“Company Common Stock” means the Common Stock, no par value, of the Company.

“Company Disclosure Schedule” means the disclosure schedule attached hereto and dated as of the Agreement Date and delivered by the Company to Magma on the Agreement Date listing any exceptions to the representations and warranties of the Company herein by reference to the specific Section and subsection to which the particular exception relates; provided, however, that the inclusion of any fact or item in the Company Disclosure Schedule and its schedules referenced by a specific Section or, if applicable, a subsection, shall, should the existence of the fact or item be relevant to any other Section or subsection of the Agreement, be deemed to be disclosed with respect to such other Section or subsection whether or not an explicit cross-reference appears in the Company Disclosure Schedule if relevance to other Sections or subsections is reasonably apparent from the face of the text of the disclosure (each of which exceptions shall be deemed to be a representation and warranty made by the Company under Article III hereof).

“Company Financial Statements” means (A) the Company’s Balance Sheet; and (B) the Company’s unaudited statement of income and statement of cash flows for fiscal year 2005, fiscal year 2006, fiscal year 2007 and the six month period ended September 30, 2007.

“Company Material Contract” means any Contract required to be listed on the Company Disclosure Schedule pursuant to Section 3.9, Section 3.11, Section 3.13 and Section 3.16(d).

“Company Optionholders” means the holders of Company Options.

“Company Options” means options to purchase shares of Company Common Stock issued pursuant to the Company Stock Plan (including both Vested Company Options and Unvested Company Options).

“Company Preferred Stock” means the Series A Preferred Stock, no par value, of the Company and the Series B Preferred Stock, no par value, of the Company.

“Company Shareholders” means the holders of shares of Company Capital Stock.

“Company Stock Plan” means the 2005 Equity Incentive Plan of the Company.

“Contingent Consideration” means (A) up to $7,500,000 in cash, (B) shares of Magma Common Stock having a value equal to up to $7,500,000 based on the Average Magma Stock Price or (C) any combination of

CONFIDENTIAL

cash and Magma Common Stock, as may be determined by Magma in its sole discretion, having a value equal to up to $7,500,000 and based on the Average Magma Stock Price, as applicable.

“Contingent Consideration Pro Rata Share” means each Effective Time Company Shareholder’s pro rata share (based upon the aggregate amount of the Initial Stock Consideration that an Effective Time Company Shareholder is entitled to receive pursuant to Section 2.5(c) in respect of such Effective Time Company Shareholder’s shares of Company Common Stock, whether vested or unvested (other than Dissenting Shares), relative to the total aggregate amount of the Initial Stock Consideration that all such Effective Time Company Shareholders are entitled to receive pursuant to Section 2.5(d) in respect of their shares of Company Common Stock, whether vested or unvested (other than Dissenting Shares)), which Contingent Consideration Pro Rata Share is set forth in the Spreadsheet.

“Continuing Employee” means Mar Hershenson, David Colleran and any employee of the Company that continues such employee’s service to the Final Surviving Entity, Magma or a Subsidiary of Magma following the Closing.

“Contract” means any legally binding contract, agreement, instrument, arrangement, commitment or understanding (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, invoices and purchase orders), whether oral or written.

“Dissenters’ Deadline Date” means the first date at or after the Effective Time on which no holder of Company Capital Stock immediately prior to the Effective Time has an opportunity to perfect dissenters’ rights in accordance with California Law in connection with the Merger in respect of any shares of Company Capital Stock.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which dissenters’ rights shall have been perfected prior to the Dissenters’ Deadline Date in accordance with California Law, in connection with the Merger.

“Dissenting Shares Excess Payments” means any payment in respect of Dissenting Shares in excess of the sum of (A) the amount of cash that would have been issuable pursuant to Section 2.9 in respect of such shares had they never been Dissenting Shares and (B) the product of (1) the aggregate number of shares of Magma Common Stock that would have been issuable pursuant to Section 2.5 in respect of such shares had they never been Dissenting Shares and (2) the Average Magma Stock Price calculated in connection with the Closing.

“Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, images, development tools, blueprints, media, memoranda and records developed by or in the possession of the Company that are primarily related to or otherwise necessary for the use and exploitation of any products or any products in development of the Company, whether in tangible or electronic form, whether owned by the Company or held by the Company under any licenses or sublicenses (or similar grants of rights).

“Effective Time” shall be as defined in Section 2.2 hereof.

“Effective Time Company Shareholders” means the Company Shareholders at the Effective Time holding shares of Company Common Stock immediately prior to the Effective Time.

“Encumbrance” means, with respect to any asset, mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For purposes of clarification only, an inability to sell a security without registering such security for sale under the Securities Act or other federal securities laws shall not represent an Encumbrance.

CONFIDENTIAL

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of (A) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (B) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (C) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

“Excess Merger Expenses” means the amount of Merger Expenses of the Company in excess of $200,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” means the date that is the fifteen (15) month anniversary of the Closing Date.

“Fully-Diluted Common Shares” means the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (including any shares of Company Common Stock into which any shares of Company Preferred Stock have been converted immediately prior to the Effective Time and the aggregate number of shares of Company Common Stock issued upon the exercise of outstanding Company Options immediately prior to the Effective Time).

“Fully-Diluted Shares” means the sum of (A) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock into which any shares of Company Preferred Stock have been converted immediately prior to the Effective Time and the aggregate number of shares of Company Common Stock issued upon the exercise of outstanding Company Options immediately prior to the Effective Time) and (B) the aggregate number of shares of Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time (on an as-converted to Company Common Stock basis).

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” means any court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority.

“Holdback Amount” means that number of shares of Magma Common Stock obtained by dividing (i) $2,187,500 by (ii) the Average Magma Stock Price, which shares shall be withheld by Magma from the Initial Stock Consideration issuable to the Effective Time Company Shareholders in accordance with Section 2.5(c) and Section 2.5(d) of this Agreement and withheld by Magma in accordance with Section 2.7 of this Agreement.

“Independent Accounting Firm” means a mutually agreed upon nationally recognized independent accounting firm.

“Initial Stock Consideration” means the number of whole shares of Magma Common Stock equal to the quotient obtained by dividing (i) an amount equal to $17,500,000 less any Excess Merger Expenses by (ii) the Average Magma Stock Price.

“Intellectual Property” means, collectively, all Technology and IP Rights.

“knowledge” means the knowledge of a particular fact, circumstance, event or other matter in question of the executive officers of an entity (provided that with respect to the Company, such knowledge shall be limited to Mar Hershenson, David Colleran, Sarkis Narkizian and Sunderarajan S. Mohan) (collectively, the “Entity Representatives”). Any such Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if: (A) such Entity Representative has actual knowledge of the fact, circumstance or event or (B) knowledge of such fact, circumstances or event would be obtained by reasonable inquiry without disclosure of the transactions contemplated by this Agreement.

CONFIDENTIAL

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“Magma Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Magma by an officer or officers of Magma at the Closing pursuant to Article VII and each agreement or document (other than this Agreement) that Magma is to enter into as a party thereto pursuant to this Agreement.

“Magma Common Stock” means the Common Stock, par value $0.0001, of Magma.

“Material Adverse Change” and “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance or effect that is, individually or in the aggregate, materially adverse to the condition (financial or otherwise), capitalization, properties, products, assets (including intangible assets), Intellectual Property, liabilities, business, employees, management, operations or results of operations of such entity and its Subsidiaries, taken as a whole.

“Merger Expenses” means all fees and expenses and out-of-pocket costs incurred or payable by the Company in connection with the Merger and this Agreement and the transactions contemplated hereby (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants) and all bonus payments, retention payments and severance payments incurred or payable by the Company at the Closing as a result of the transactions contemplated by this Agreement; provided that any fees payable to Stanford University in an amount not to exceed $100,000 pursuant to Section 14.3(c) of the Exclusive (Equity) Agreement dated as of October 31, 2006 between the Company and the Board of Trustees of the Leland Stanford Junior University shall not be deemed Merger Expenses.

“Merger Sub Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Merger Sub by an officer or officers of Merger Sub at the Closing pursuant to Article VII and each agreement or document (other than this Agreement) that a Merger Sub is to enter into as a party thereto pursuant to this Agreement.

“Merger Sub I Common Stock” means the Common Stock, par value $0.0001 per share, of Merger Sub I.

“Mutual NDA” means the Nondisclosure Letter Agreement between the Company and Magma dated August 7, 2007.

“Per Share Contingent Consideration Amount” means the quotient obtained by dividing (A) the Contingent Consideration actually payable by Magma to the Effective Time Company Shareholders pursuant to this Agreement, if any, by (B) the Fully-Diluted Common Shares.

“Permitted Encumbrances” means (A) statutory liens for Taxes that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, and Encumbrances against the interest of the landlord under any real property lease unless caused by the Company; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Company Business.

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

CONFIDENTIAL

“Pre-Closing Taxes” means Taxes of the Company from (A) a taxable period that closes on or before the Closing Date and (B) the pre-closing portion of any taxable period that commences before and ends after the Closing Date. For this purpose, the pre-closing portion of a taxable period that commences before and ends after the Closing Date shall be deemed to be: (x) in the case of any Taxes other than Taxes based upon or related to income, expenditures (including payroll), receipts or the sale or transfer of any property, the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income, expenditures (including payroll), receipts or the sale or transfer of any property, the amount which would be payable if the relevant taxable period ended on the Closing Date.

“Pro Rata Share” means each Effective Time Company Shareholder’s pro rata share (based upon the aggregate amount of the Initial Stock Consideration that an Effective Time Company Shareholder is entitled to receive pursuant to Section 2.5(c) and Section 2.5(d) in respect of such Effective Time Company Shareholder’s shares of Company Capital Stock, whether vested or unvested (other than Dissenting Shares), relative to the total aggregate amount of the Initial Stock Consideration that all such Effective Time Company Shareholders are entitled to receive pursuant to Section 2.5(c) in respect of their shares of Company Capital Stock, whether vested or unvested (other than Dissenting Shares)), which Pro Rata Share is set forth in the Spreadsheet.

“SEC” means the Securities and Exchange Commission.

“Second Step Agreement of Merger” means the Agreement of Merger (together with any officer’s certificates attached thereto), in form and substance reasonably acceptable to Magma and the Company, to be filed with the Secretary of State of the State of California as soon as practicable after the Effective Time, but in any event within (3) business days after the Effective Time, in such appropriate form as shall be required by California Law.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Series A Preferred Stock, no par value, of the Company.

“Series B Preferred Stock” means the Series B Preferred Stock, no par value, of the Company.

“Spreadsheet” means a spreadsheet in form reasonably acceptable to Magma, which spreadsheet shall be dated as of the Closing Date and certified by the Company’s President or Chief Executive Officer and shall set forth, as of the Closing Date and immediately prior to the Effective Time of the Merger, the following factual information relating to holders of Company Capital Stock: (A) the names of all the Effective Time Company Shareholders and their respective addresses and if available, taxpayer identification numbers; (B) the number and kind of shares of Company Capital Stock held by such Persons and the respective certificate numbers; (C) the repurchase price payable per share under each Unvested Company Share; (D) the vesting arrangements with respect to Unvested Company Shares and terms of the Company’s rights to repurchase such Unvested Company Shares; (E) the calculation of the Fully-Diluted Common Shares and the Initial Stock Consideration; (F) the aggregate number of shares of Magma Common Stock issuable to each Effective Time Company Shareholder in exchange for the Company Common Stock held by such Person (and number of such shares which shall constitute Vested Magma Shares and Unvested Magma Shares); (G) the Pro Rata Share of each Effective Time Company Shareholder and the Contingent Consideration Pro Rata Share of each Effective Time Company Shareholder; and (H) the interest in share and percentage terms of each Effective Time Company Shareholder in the Holdback Amount. If any information set forth in the Spreadsheet changes because an Effective Time Company Shareholder who was a Dissenting Shareholder fails to perfect appraisal rights or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, or for any other reason, then the President or Chief Executive Officer of the Company as of immediately prior to the Effective Time of the Merger shall deliver a revised Spreadsheet to Magma setting forth the corrected information and the effective date of the revision.

“Subsidiary” means a corporation or other business entity in which the Company, Magma or Merger Sub, as applicable, owns, directly or indirectly, at least a 50% interest or that is otherwise, directly or indirectly, controlled by such entity.

CONFIDENTIAL

“Tax” (and, with correlative meaning, “Taxes”) means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, escheat, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Unvested Company Options” means any Company Options that are unvested or the shares acquired thereunder subject to a repurchase option, vesting schedule or any other condition providing that such Company Option or the shares subject thereto may be forfeited to or repurchased by the Company upon any termination of the relevant relationship (including employment or directorship) of the Company with the holder (or prior holder thereof) under the terms of any Contract with the Company (including any stock option agreement or stock option exercise agreement) after taking into account any acceleration of vesting or lapse of the Company’s repurchase right that is triggered in connection with the Merger pursuant to this Agreement or the applicable Contract with the Company.

“Unvested Company Shares” means any shares of Company Capital Stock that are unvested or subject to a repurchase option, vesting schedule or any other condition providing that such shares may be forfeited to or repurchased by the Company upon any termination of the relevant relationship (including employment or directorship) of the Company with the holder (or prior holder thereof) under the terms of any Contract with the Company (including any restricted stock purchase agreement, stock option agreement or stock option exercise agreement).

“Vested Company Options” means Company Options that are not Unvested Company Options.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement.

ARTICLE II

THE MERGER

2.1 The Integrated Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of California Law, Merger Sub I shall be merged with and into the Company, the separate corporate existence of Merger Sub I shall cease, and the Company shall continue as the Interim Surviving Corporation and as a wholly owned subsidiary of Magma. As soon as practicable after the Effective Time, but in any event within three (3) business days, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California LLC Act and California Law, the Interim Surviving Corporation shall be merged with and into Merger Sub II, the separate corporate existence of the Interim Surviving Corporation shall cease, and Merger Sub II shall continue as the surviving entity and as a wholly-owned subsidiary of Magma. The surviving entity after the Second Step Merger is hereinafter referred to as the “Final Surviving Entity”.

2.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Article VIII hereof, the closing of the First Step Merger (the “Closing”) will take place on the Closing Date at the offices of Heller Ehrman LLP, 275 Middlefield Road, Menlo Park, California. On the Closing Date, the parties hereto shall cause the First Step Merger to be consummated by filing the First Step Agreement of Merger with the Secretary of State of the State of California, in accordance with the applicable provisions of California Law (the time of the acceptance of such filing by the Secretary of State of the State of California shall be referred to herein as the “Effective Time”).

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As soon as practicable after the Effective Time, but in any event within three (3) business days, Parent shall cause the Second Step Merger to be consummated by filing a the Second Step Agreement of Merger with the Secretary of State of the State of California, in accordance with the applicable provisions of California Law and the California LLC Act.

2.3 Effect of the First Step Merger and the Second Step Merger. At the Effective Time, the effect of the First Step Merger shall be as provided in the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Interim Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Interim Surviving Corporation. At the effective time of the Second Step Merger, the effect of the Second Step Merger shall be as provided in the applicable provisions of California Law and the California LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Second Step Merger, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Interim Surviving Corporation shall vest in Merger Sub II as the surviving entity in the Second Step Merger, and all debts, liabilities and duties of the Interim Surviving Corporation shall become the debts, liabilities and duties of Merger Sub II as the surviving entity in the Second Step Merger.

2.4 Formation Documents and Management. Unless otherwise determined by Magma prior to the Effective Time:

(a) the articles of incorporation of the Interim Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the articles of incorporation of Merger Sub I as in effect immediately prior to the Effective Time;

(b) the bylaws of Merger Sub I, as in effect immediately prior to the Effective Time, shall be the bylaws of the Interim Surviving Corporation at the Effective Time;

(c) the articles of organization of Merger Sub II as in effect immediately prior to the effective time of the Second Step Merger shall be the articles of organization of the Final Surviving Entity in the Second Step Merger;

(d) the Operating Agreement of Sub II as in effect immediately prior to the effective time of the Second Step Merger shall be the Operating Agreement of the Final Surviving Entity.

(e) the directors of Merger Sub I immediately prior to the Effective Time shall be the directors of the Interim Surviving Corporation immediately after the Effective Time and the managers of the Final Surviving Entity immediately after the effective time of the Second Step Merger;

(f) the officers of Merger Sub I immediately prior to the Effective Time shall be the officers of the Interim Surviving Corporation immediately after the Effective Time and the officers of the Final Surviving Entity after the effective time of the Second Step Merger.

2.5 First Step Merger Conversion of Shares.

(a) Conversion of Merger Sub I Common Stock. At the Effective Time, each share of Merger Sub I Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Interim Surviving Corporation, and the shares of the Interim Surviving Corporation into which the shares of Merger Sub I Common Stock are so converted shall be the only shares of Company Common Stock that are issued and outstanding immediately after the Effective Time.

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(b) Cancellation of Company-Owned Stock. Notwithstanding the provisions of Section 2.5(c) and Section 2.5(d) below, each share of Company Capital Stock held by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(c) Conversion of Company Capital Stock.

(i) Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and represent the right to receive (i) that fraction of a fully paid and nonassessable share of Magma Common Stock equal to the Common Exchange Ratio, and (ii) the Per Share Contingent Consideration Amount, if any and as may be determined pursuant to Section 2.6 (regarding the Contingent Consideration). The preceding provisions of this Section 2.5(c)(i) are subject to the provisions of Section 2.9 (regarding rights of holders of Dissenting Shares), Section 2.5(c)(iii) (regarding the continuation of vesting and repurchase rights) and Section 2.7 (regarding the withholding of the Holdback Amount). Each such share of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive shares of Magma Common Stock to be issued in consideration therefore upon the surrender of such certificate in accordance with this Section 2.5(c)(i).

(ii) Company Options. No later than immediately prior to the Effective Time of the Merger, each outstanding Company Option shall have, in accordance with the terms of the applicable Contract pertaining to such Company Option, been exercised in full for the aggregate number of shares of Company Common Stock subject thereto, such that there are no Company Options outstanding immediately prior to the Effective Time of the Merger. Such exercises of Company Options may be made contingent upon the consummation of the Merger. To the extent any such Company Option was not fully vested at the time of exercise, such shares of Company Common Stock received on exercise shall remain Unvested Company Shares subject to continued vesting according to the vesting schedule set forth in the applicable Contract. The Company will withhold for all income and employment-related taxes imposed in connection with such exercises of Company Options. The Company may offer a cash loan (an “Option Exercise Loan”) for the sole purpose of acquiring shares of Company Common Stock subject to an outstanding Company Option to any holder of such Company Option that is unable to exercise such Company Option due to such holder’s financial circumstances. Any Option Exercise Loan shall be made pursuant to a promissory note (with an interest rate that is not less than the minimum rate required to avoid imputed income under Section 1274 of the Code) issued by the holder of such Company Option and shall be secured by the Company Common Stock subject thereto. An Option Exercise Loan may only be in an amount equal to the aggregate exercise price of such Company Option, which amount may include any applicable taxes incurred by such holder in connection with the exercise of such Company Option. All corporate action and approvals required to facilitate the Option Exercise Loans have been taken and the Option Exercise Loans are expressly authorized under this Agreement, notwithstanding anything to the contrary herein.

(iii) Unvested Magma Shares. The repurchase option, vesting schedule or other condition applicable to any Unvested Company Shares issued and outstanding immediately prior to the Effective Time shall be assigned to Magma and shares of Magma Common Stock issuable upon conversion of such Unvested Company Shares in the Merger (the “Unvested Magma Shares”, with shares of Magma Common Stock issuable upon conversion of shares of Company Common Stock not subject to a repurchase option, vesting schedule or other condition being “Vested Magma Shares”) shall be withheld by Magma (subject to repurchase by Magma on the same terms as governed such Unvested Company Shares prior to the Merger) and released to the holders of such Unvested Company Shares upon the vesting of the Unvested Magma Shares (assuming vesting by virtue of continuous service to the Final Surviving Entity or Magma on the same terms as governed such Unvested Company Shares prior to the Merger). Cash dividends on Unvested Magma Shares will be distributed to the holders on whose behalf the Unvested Magma Shares are being held by Magma. Any shares of Magma Common Stock or other equity securities issued or distributed by Magma, including shares issued upon a stock dividend or split, in respect of

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Unvested Magma Shares (which remain subject to a repurchase option, vesting schedule or other condition at the time of such distribution) will be subject to the same repurchase option, vesting schedule or other condition as the Unvested Magma Shares with respect which the distribution is made. Each holder will have voting rights with respect to Unvested Magma Shares (and other voting securities) held by Magma on its behalf. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Magma (or its assignee) is entitled to exercise any such repurchase option, vesting schedule or other condition, such that upon termination of service, any Unvested Magma Shares shall be forfeited to the Final Surviving Entity or Magma without compensation to such holder (other than payment of the original purchase price of any Unvested Company Shares converted into Unvested Magma Shares upon repurchase by Magma or the Final Surviving Entity according to the repurchase terms governing such Unvested Company Shares as of immediately prior to the Effective Time of the Merger). No Unvested Magma Shares may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by a former holder of Unvested Company Shares or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such holder, prior to the distribution to such holder of such Unvested Magma Shares in accordance with this Agreement; provided, however, that Unvested Magma Shares may be pledged as security for a promissory note issued by the holder to the Company to acquire the Company Common Stock solely . Notwithstanding the foregoing, Company Options held by the Persons listed on Schedule 2.5(c) shall be vested in full immediately prior to and contingent upon the occurrence of the Effective Time and any rights of repurchase on Company Shares held by such Persons shall lapse in full immediately prior to and contingent upon the occurrence of the Effective Time.

(d) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Magma Common Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

2.6 Contingent Consideration.

(a) In addition to the Initial Stock Consideration payable pursuant to Section 2.5(c) and Section 2.5(d), Magma shall distribute the Contingent Consideration specified on Schedule A upon Final Surviving Entity’s completion of the Milestones as set forth on Schedule A.

(b) Indemnification Claims and Right of Set-Off. Notwithstanding the foregoing and any other provision of this Agreement, Magma shall withhold fifty percent (50%) from any amount of any Contingent Payment payable to the Effective Time Company Shareholders pursuant to this Agreement prior to Expiration Date (the “Initial Contingent Consideration Holdback Amount”) and from any amount of any Contingent Payment payable to the Effective Time Company Shareholders pursuant to this Agreement after the Expiration Date and prior to March 31, 2010 (the “Subsequent Contingent Consideration Holdback Amount”, together with the Initial Contingent Consideration Holdback Amount, the “Contingent Consideration Holdback Amount”) in accordance with each Effective Time Company Shareholder’s Contingent Consideration Pro Rata Share to satisfy certain Claims as set forth in Article IX. Each Effective Time Company Shareholder’s Pro Rata Share of the Contingent Consideration Holdback Amount (to the extent that such Contingent Consideration Holdback Amount consists of Magma Common Stock) shall be comprised of both Vested Magma Shares and Unvested Magma Shares, if applicable, in proportion to the number of shares that are vested Company Shares and Unvested Company Shares as of the date of the Contingent Payment. Claims for Damages against the Contingent Consideration Holdback Amount shall be made in accordance with Section 2.7 hereof.

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(c) Unvested Magma Cash. The repurchase option, vesting schedule or other condition applicable to any Unvested Company Shares issued and outstanding immediately prior to the Effective Time shall be assigned to Magma. Any cash paid, if any, pursuant to this Section 2.6 as a result of the conversion of such Unvested Company Shares in the Merger (the “Unvested Magma Cash”, with the cash payable, if any, pursuant to this Section 2.6 as a result of the conversion of shares of Company Common Stock in the Merger not subject to a repurchase option, vesting schedule or other condition being “Vested Magma Cash”) shall be withheld by Magma and paid without interest to the holders of such Unvested Company Shares upon the vesting of the Unvested Cash (assuming vesting by virtue of continuous service to the Final Surviving Entity or Magma); provided, however, that a portion of such newly vested cash so distributed shall be treated as imputed interest to the extent required under the Code and the regulations promulgated thereunder. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Magma (or its assignee) is entitled to exercise any such repurchase option, vesting schedule or other condition, such that upon termination of service, any Unvested Cash shall be forfeited to the Final Surviving Entity or Magma without compensation to such holder (other than payment of the original purchase price of any Unvested Company Shares converted into Unvested Magma Cash upon repurchase by Magma or the Final Surviving Entity according to the repurchase terms governing such Unvested Company Shares as of immediately prior to the Effective Time of the Merger). No Unvested Magma Cash may be pledged, encumbered, assigned or transferred (including any transfer by operation of law), by a former holder of Unvested Company Shares or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such holder, prior to the distribution to such holder of such Unvested Magma Cash in accordance with this Agreement; provided, however, that Unvested Magma Cash may be pledged as security for a promissory note issued by the holder to the Company to acquire the Company Common Stock.

2.7 Holdback.

(a) Holdback Amount. At the Effective Time, Magma shall withhold the Holdback Amount from the Initial Stock Consideration issued or issuable pursuant to Section 2.5(c) and Section 2.5(d) to the Effective Time Company Shareholders (other than holders of shares of Company Capital Stock which constitute and remain Dissenting Shares), in accordance with each Effective Time Company Shareholder’s Pro Rata Share. Each Effective Time Company Shareholder’s Pro Rata Share of the Holdback Amount shall be comprised of both Vested Magma Shares and Unvested Magma Shares, if applicable, in proportion to the number of shares that are vested Company Shares and Unvested Company Shares as of the Effective Time.

(b) Claims for Damages. Claims for Damages shall be made against those shares of Magma Common Stock that comprise the Holdback Amount first against Vested Magma Shares and following the depletion thereof, then against Unvested Magma Shares that comprise the Holdback Amount (subject to the limitations set forth in Section 9.3 hereof). Following depletion of the Holdback Amount, claims for Damages shall be made against those shares of Magma Common Stock that comprise the Contingent Consideration Holdback Amount first against Vested Magma Shares and following the depletion thereof, then against Unvested Magma Shares that comprise the Contingent Consideration Holdback Amount (subject to the limitations set forth in Section 9.3 hereof).

2.8 Surrender of Certificates; Fractional Shares.

(a) As promptly as practicable after the Effective Time, but in any event within five (5) business days thereof, Magma shall, or shall cause the transfer agent for the Magma Common Stock to, mail to each holder of record (including each holder of Company Options as set forth on the Spreadsheet) of a certificate or certificates (or non certificated shares of Company Common Stock represented by book entry (“Book Entry Shares”) in the case of holders of Company Options exercised immediately prior to the Effective Time) which immediately prior to the represented shares of Company Capital Stock (the certificates and Book Entry Share, the “Certificates”) a letter of transmittal (the “Letter of Transmittal”) in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the transfer agent or

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Magma and shall contain such other customary provisions as Magma and the transfer agent may reasonably specify). Upon receipt of the Certificates for cancellation, together with a duly completed and validly executed Letter of Transmittal and any other documents as Magma and the transfer agent shall reasonably require, Magma shall, subject to the terms of Section 2.7, cause to be delivered to such Effective Time Company Shareholder that portion of the Initial Stock Consideration which such Effective Time Company Shareholder has the right to receive pursuant to Section 2.5(c) and will cause to be delivered to such Effective Time Company Shareholder, that portion of the Contingent Consideration, if any, which such Effective Time Company Shareholder has the right to receive pursuant to Section 2.6(a), subject to the terms and conditions of this Agreement. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Magma shall cause the transfer agent, as promptly as practicable following the receipt by the transfer agent of the foregoing documents, subject to the terms of Section 2.7, issue in exchange for such lost, stolen or destroyed Certificate that portion of the Initial Stock Consideration and any other amount payable pursuant to Section 2.5(c) represented by the lost, stolen or destroyed Certificate in exchange therefor which the Effective Time Company Shareholder has the right to receive. The transfer agent may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to the transfer agent an indemnity agreement or bond following the transfer agent’s customary practice against any claim that may be made against Magma or the transfer agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

(b) From and after the Effective Time, no shares of Company Capital Stock will be deemed to be outstanding, and holders of Certificates formerly representing such Company Capital Stock shall cease to have any rights with respect thereto except as provided herein or by Applicable Law.

(c) At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Capital Stock shall thereafter be made. If, after the Effective Time, Certificates formerly representing shares of Company Capital Stock are presented to Magma or the Final Surviving Entity, they shall be cancelled and exchanged for that portion of the Initial Stock Consideration and any other amount payable with respect to such Company Capital Stock in accordance with Section 2.5(c), subject to the terms of Section 2.7.

(d) No certificate or scrip representing fractional shares of Magma Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Magma. Notwithstanding any other provision of this Agreement, each holder of shares of Company Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Magma Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Magma Common Stock multiplied by the Average Magma Stock Price.

2.9 Dissenting Shares. If, in connection with the Merger, holders of Company Capital Stock shall have demanded and perfected dissenters’ rights pursuant to Section 1300 of California Law, none of such Dissenting Shares shall be converted into a right to receive a portion of the Initial Stock Consideration or any other amount payable with respect to such Company Capital Stock in accordance with Section 2.5(c), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to California Law. Each holder of Dissenting Shares who, pursuant to the provisions of California Law, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with California Law, as the case may be (but only after the value therefor shall have been agreed upon or finally determined pursuant to California Law, as the case may be). In the event that any Effective Time Company Shareholder fails to make an effective demand for payment or fails to perfect its dissenters’ rights as to its shares of Company Capital Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to Article II in respect of such shares as if such shares had never been Dissenting Shares, and Magma shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.8, following the satisfaction of the applicable conditions set forth in Section 2.8, the portion of the Initial

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Stock Consideration and any other amounts, to which such Effective Time Company Shareholder would have been entitled under Section 2.5(c) and Section 2.5(d) with respect to such shares, subject to the provisions of Section 2.5(c)(iii) (regarding the continuation of vesting and repurchase rights) and Section 2.7 (regarding the withholding of the Holdback Amount). The Company shall give Magma (i) prompt notice of any exercise of an Effective Time Company Shareholder’s dissenters’ rights in accordance with California Law and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal or dissenters’ rights under such laws. The Company agrees that, except with Magma’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of dissenters’ rights in excess of the pro rata portion of the Initial Stock Consideration and any Contingent Consideration to which such Dissenting Shares would otherwise be entitled pursuant to Sections 2.5(c) and 2.6, respectively.

2.10 Tax Withholding. Magma or Magma’s agent shall be entitled to deduct and withhold from the Initial Stock Consideration, the Contingent Consideration or other payment otherwise payable pursuant to this Agreement to any Effective Time Company Shareholder or Company Optionholder, the amounts required to be deducted and withheld under the Code, or any provision of foreign, state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Effective Time Company Shareholder or Company Optionholder in respect of whom such deduction and withholding was made.

2.11 Further Assurances. If, at any time before or after the Effective Time, any of the parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Magma, the Final Surviving Entity and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Merger and to carry out the purposes and intent of this Agreement.

2.12 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368 of the Code. Parent and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement. None of the parties hereto will take any action that would be reasonably expected to cause the Integrated Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Notwithstanding the foregoing, none of Magma, Merger Sub or Company makes any representation or warranty with respect to any tax consequences to Magma, Merger Sub I, Merger Sub II, Company or any Company Shareholders arising under this Agreement or the transactions contemplated hereby, and each party hereto and the Company Shareholders shall rely on their own tax advisors as to the tax consequences to them of such transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in a numbered or lettered section of the Company Disclosure Schedule that reference a specific Section or subsection below to which the particular exception relates, the Company represents and warrants to Magma that the statements contained in this Article III are true and correct on and as of the date of this Agreement (except to the extent any such representation and warranty expressly relates to another date, in which case the Company represents and warrants as of such other date).

3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power and corporate authority to own, operate and lease its properties and to carry on the Company Business. The Company is duly

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qualified or licensed to do business, and is in good standing, in each jurisdiction where the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Company. Without limiting the foregoing, the Company is so qualified or licensed in each jurisdiction listed on Section 3.1 of the Company Disclosure Schedule. The Company is not in violation of its Amended and Restated Articles of Incorporation or Bylaws, each as amended to date.

3.2 Subsidiaries. The Company does not have any Subsidiaries or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. The Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person.

3.3 Power, Authorization and Validity.

(a) Power and Authority. The Company has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the Merger. The Merger and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by the Company’s Board of Directors.

(b) No Consents. Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with or notice to (i) any Governmental Authority or (ii) any other Person is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the Merger (including the consent of any Person required to be obtained in order to keep any Company Material Contract between such Person and the Company in effect following the Merger or to provide that the Company is not in breach or violation of any such Company Material Contract following the Merger by reason of the execution and delivery of, or the performance of its obligations under, this Agreement or the Company Ancillary Agreements or the consummation of the Merger), except for the filing of the Agreement of Merger with the Secretary of State of the State of California.

(c) Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement and each of the Company Ancillary Agreements are, or when executed by the Company shall be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(d) Required Vote of Shareholders. The affirmative vote or consent of (i) the holders of a majority of the outstanding shares of Company Capital Stock, (ii) the holders of a majority of the outstanding shares of Company Common Stock, voting as a separate class, and (iii) the holders of at least a majority of the outstanding shares of Company Preferred Stock voting as a separate class on an as-converted basis (collectively, the “Shareholder Approvals”), are the only votes or consents of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement. The Consents will be obtained in a manner fully in accordance with, and without any violation of, Applicable Law.

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3.4 Capitalization of the Company.

(a) Authorized and Outstanding Capital Stock of the Company. The authorized capital stock of the Company consists solely of 12,400,000 shares of Company Common Stock and 4,500,964 shares of Preferred Stock, 2,450,964 of which are designated as Series A Preferred Stock and 2,050,000 of which are designated Series B Preferred Stock. A total of 5,230,562 shares of Company Common Stock, 2,450,964 shares of Series A Preferred Stock and 1,860,465 shares of Series B Preferred Stock are issued and outstanding as of the Agreement Date. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. Section 3.4(a) of the Company Disclosure Schedule sets forth, as of the Agreement Date (i) the names of all the Company Shareholders and their respective last known addresses, (ii) the number and kind of issued and outstanding shares of Company Capital Stock held by each Company Shareholder and the respective certificate numbers, and (iii) with respect to Unvested Company Shares, the original purchase price of such shares and the vesting arrangements with respect to such shares. No shares of Company Capital Stock are issued or outstanding as of the Agreement Date that are not set forth on Section 3.4(a) of the Company Disclosure Schedule. The Company holds no treasury shares. All issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and, except under the agreements to be terminated pursuant to Section 7.2(f) hereof, are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by the Company.

(b) Options. The Company has reserved an aggregate of 1,398,343 shares of Company Common Stock for issuance pursuant to the Company Stock Plan (including shares subject to outstanding Company Options). A total of 460,800 shares of Company Common Stock are subject to outstanding Company Options as of the Agreement Date. Section 3.4(b) of the Company Disclosure Schedule sets forth as of the Agreement Date (i) the names of all the Company Optionholders, and their respective last known addresses; (ii) the number and kind of shares of Company Capital Stock subject to the Company Options held by such Persons ; (iii) the exercise price per share in effect for each Company Option; (iv) the vesting schedules with respect to Company Options; and (v) the number of Unvested Company Options and Vested Company Options. True and correct copies of the Company Stock Plan and each agreement for each Company Option or any Company Common Stock have been delivered by the Company to Magma. All Company Options have been issued and granted in compliance with Applicable Law and all requirements set forth in applicable Contracts.

(c) No Other Rights. Except for Company Options and the conversion rights of the Company Preferred Stock and agreements to be terminated pursuant Section 7.2(f), there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. Except under the agreements to be terminated pursuant to Section 7.2(f) hereof, there are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of the Company.

(d) Spreadsheet. The information set forth on the Spreadsheet to be delivered pursuant to Section 7.2(h) hereof will be true, complete and accurate as of the Closing Date and immediately prior to the Effective Time.

3.5 No Conflict. Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, result in a termination, breach, impairment or violation of (with or without notice or

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lapse of time, or both), or constitute a default, or require the consent, release, waiver or approval of, or notice to, any third party, under: (a) any provision of the Amended and Restated Articles of Incorporation or Bylaws of the Company, each as currently in effect; (b) any Applicable Law applicable to the Company or any of its assets or properties; (c) except as set forth on Section 3.5 of the Company Disclosure Schedule, any Company Material Contract; or (d) any privacy policy of the Company. Neither the Company’s entering into this Agreement nor the consummation of the Merger shall change the obligation or right of the Company as they exist at the Closing and without giving effect to any action taken by Magma after the Closing to make payments to or receive payments from any customer or supplier of the Company or change the right of the Company or any customer of the Company or other third party to use any Company IP Rights.

3.6 Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Company (or against any officer, director, employee or agent of the Company in their capacity as such or relating to their employment, services or relationship with the Company) before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of the Company, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against the Company. To the Company’s knowledge, there is no basis for any person to assert a claim against the Company based upon the Company’s entering into this Agreement or any Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement. The Company has no action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.

3.7 Taxes.

(a) Tax Returns and Audits.

(i) The Company (and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company is or has been a member), (A) has properly completed and timely filed all foreign, federal, state, local and municipal tax and information returns (the “Returns”) required to be filed by it or on its behalf and such Returns are true, correct and complete in all material respects, (B) has timely paid all Taxes required to be paid by it for which payment was due, and (C) has established an adequate accrual or reserve in accordance with GAAP for the payment of all Taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Company Balance Sheet). The Company has provided or made available to Magma true and correct copies of such Returns.

(ii) The Company is not delinquent in the payment of any Tax or in the filing of any Returns, and no deficiencies for any Tax have been threatened, claimed, proposed or assessed against the Company or any of its officers, employees or agents in their capacity as such.

(iii) The Company has not received any notification from the Internal Revenue Service or any other taxing authority regarding any material issues that (A) are currently pending before the U.S. Internal Revenue Service (the “IRS”) or any other taxing agency or authority (including any sales or use taxing authority) regarding the Company, or (B) have been raised by the IRS or other taxing agency or authority and not yet finally resolved. No Return of the Company is under audit by the IRS or any other taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing agency or authority conducting such audit and all Taxes determined by such audit to be due from the Company have been paid in full to the applicable taxing agencies or authorities or adequate reserves therefore have been established and are reflected in the Company Balance Sheet.

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(iv) No Tax liens are currently in effect against any of the assets of the Company other than liens that arise by operation of law for Taxes not yet due and payable. There is not in effect any waiver by the Company of any statute of limitations with respect to any Taxes.

(v) The Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign tax agencies and authorities.

(vi) The Company has received, from each employee or former employee who holds stock that is subject to a substantial risk of forfeiture as of the date hereof, a copy of the election(s) made under Section 83(b) of the Code with respect to all such shares. Elections under Section 83(b) of the Code have, to the knowledge of the Company, been made and timely filed with the IRS with respect to Unvested Company Shares, and accordingly with respect to any Unvested Magma Cash that may become payable pursuant to Section 2.6(c) in exchange for Unvested Company Shares, and, therefore, to the knowledge of the Company, Magma will not incur any liability for Taxes if it does not withhold any amounts from such Unvested Magma Cash for Taxes and will not be liable for any interest, penalties or other sums to the extent it does not make such withholding.

(vii) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (A) a change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (B) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (C) any “intercompany transaction” or any “excess loss account” (within the meaning of Treasury Regulations Sections 1.1502-13 and 1502-19, respectively) (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax law); (D) any installment sale or open transaction made on or prior to the Closing date, or (E) any prepaid amount received on or prior to the Closing Date.

(b) Withholding. The Company has complied (and until the Closing Date will comply) with all Applicable Law relating to the payment and withholding of Taxes (including withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), and has, within the time and in the manner prescribed by Applicable Law, withheld from employee wages and paid over to the proper taxing agencies and authorities all amounts required to be so withheld and paid over under all Applicable Law (including the Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment tax withholding laws), including foreign, U.S. federal and state income Taxes, and has timely filed all withholding tax Returns.

(c) Special Tax Status and Indemnification Obligations.

(i) The Company is not a party to or bound by any tax sharing, tax indemnity, or tax allocation agreement nor does the Company have any liability or potential liability to another party under any such agreement.

(ii) The Company has never been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation. The Company has no liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

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(iii) The Company has never filed any election under Section 341(f) of the Code. The Company has never been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(iv) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(d) No Tax Shelters. The Company has not filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Return. The Company has not consummated, has not participated in, and is not currently participating in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(e) Nonqualified Deferred Compensation.

(i) The Company is not party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Based on good faith interpretations of Section 409A of the Code and the United States Treasury Regulations and IRS Guidance thereunder (the “Guidance”), each such nonqualified deferred compensation plan, if any, has been operated since January 1, 2005 in good faith compliance with the Guidance.

(ii) All stock options have been appropriately authorized by the Company’s Board of Directors or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the option exercise price and the substantive option terms. No stock option has been retroactively granted, or the exercise price of any stock option determined retroactively. No stock option or other right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the Board of Directors of the Company in good faith (within the meaning of United States Treasury Regulation §1.421-1(c)) using a reasonable application of a reasonable valuation method (within the meaning of Section 409A of the Code and the Guidance), (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of Section 409A of the Code and the Guidance).

3.8 Company Financial Statements. Section 3.8 of the Company Disclosure Schedule includes the Company Financial Statements. The Company Financial Statements: (a) are derived from and are in accordance with the books and records of the Company; and (b) fairly present on a basis consistent with prior periods the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified. The Company has no Liabilities, except for those (a) shown on the Company Balance Sheet, (b) that were incurred after the Balance Sheet Date in the ordinary course of the Company’s business consistent with its past practices, and (c) that constitute Merger Expenses.

3.9 Title to Properties. The Company has good and valid title to all of its assets and properties (including those shown on the Company Balance Sheet) free and clear of all Encumbrances, other than Permitted Encumbrances. Such assets are sufficient for the continued operation of the Company Business. All machinery, vehicles, equipment and other tangible personal property owned or leased by the Company or used in the Company Business are, in all material respects, in operating condition, reasonable wear and tear excepted. To the Company’s

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knowledge, all leases of real or personal property to which the Company is a party are fully effective and afford the Company a valid leasehold possession of the real or personal property that is the subject of the lease. The Company does not own or have any other interest in any real property. Section 3.9 of the Company Disclosure Schedule sets forth a complete and accurate list and a brief description of all (i) real property leases or licenses (excluding License Agreements) to which the Company is a party and (ii) personal property owned by the Company with an original purchase price of $5,000 or greater.

3.10 Absence of Certain Changes. Since the date of the Company Balance Sheet, the Company has operated the Company Business in the ordinary course consistent with its past practices, and since such date, except as contemplated by this Agreement, there has not been with respect to the Company any:

(a) Material Adverse Change or any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Change;

(b) amendment or change in its Amended and Restated Articles of Incorporation or Bylaws;

(c) incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances), (ii) any Liability for borrowed money, or (iii) any Liability as a guarantor or surety with respect to the obligations of others;

(d) acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the shareholder’s termination of employment or services with it or pursuant to any right of first refusal;

(e) payment or discharge of any Encumbrance on any of its assets or properties, or payment or discharge of any of its Liabilities, in each case that was not either shown on the Company Balance Sheet, incurred in the ordinary course of its business consistent with its past practices after the Balance Sheet Date in an amount not in excess of $10,000 for any single Liability to a particular creditor or $25,000 in the aggregate, or constituted Merger Expenses;

(f) purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its assets (including Company IP Rights (as defined in Section 3.13(a) and other intangible assets), properties or goodwill other than the sale or non-exclusive license of its products or services in the ordinary course of its business consistent with its past practices;

(g) damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

(h) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases of stock in accordance with the Company Stock Plan or applicable Contracts in connection with the termination of service of employees or other service providers);

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(i) change or increase in the compensation payable or to become payable to any of its officers, directors, employees or agents, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, directors, employees or agents, except as may be set forth in Section 3.10(i) of the Company Disclosure Schedule;

(j) change with respect to its management, supervisory or other key personnel, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices;

(k) Liability incurred by it to any of its officers, directors, employees or shareholders, except for normal and customary compensation and expense allowances payable to officers and employees in the ordinary course of its business consistent with its past practices;

(l) making by it of any loan, advance or capital contribution to, or any investment in, any of its officers, directors or shareholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(m) entering into, amendment of, relinquishment, termination or nonrenewal by it of any Company Material Contract other than in the ordinary course of its business consistent with its past practices, any default by it under such Company Material Contract, or any written or, to the Company’s knowledge, oral indication or assertion by the other party thereto of any material problems with its services or performance under such Company Material Contract or such other party’s desire to so amend, relinquish, terminate or not renew any such Company Material Contract;

(n) material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

(o) entering into by it of any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of $5,000 or that is not entered into in the ordinary course of its business consistent with its past practices, or the conduct of any business or operations other than in the ordinary course of its business consistent with its past practices;

(p) making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of the Company;

(q) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

(r) any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable;

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(s) payment or agreement to pay any bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant, except as may be set forth in Section 3.10(s) of the Company Disclosure Schedule; or

(t) entry into any Contract to do any of the things described in the preceding clauses (a) through (s) (other than negotiations and agreements with Magma and its representatives regarding the transactions contemplated by this Agreement).

3.11 Contracts, Agreements, Arrangements, Commitments and Undertakings. Sections 3.11(a)-(n) of the Company Disclosure Schedule set forth a list of each of the following Contracts to which the Company is a party or to which the Company or any of its assets or properties is bound:

(a) any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $10,000 or more;

(b) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any of the Company’s products, services or technology;

(c) any Contract providing for the development of any software, Technology or IP Rights for (or for the benefit or use of) it, and (ii) License Agreements of a character required to be disclosed pursuant to Section 3.13(c);

(d) any joint venture or partnership Contract;

(e) any Contract for or relating to the employment by it of any director, officer, employee or consultant or any other type of Contract with any of its officers, employees or consultants that is not immediately terminable by it without cost or other Liability, including any contract requiring it to make a payment to any director, officer, employee or consultant in connection with the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(f) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

(g) any Contract that restricts it from (1) engaging in any aspect of any business, (2) participating or competing in any line of business, market or geographic area, (3) freely setting prices for its products, services or technologies (including most favored customer pricing provisions) or (4) soliciting potential employees, consultants, contractors or other suppliers or customers;

(h) any Contract that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person;

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(i) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts in substantially the form of the standard agreement evidencing incentive stock options or non-statutory stock options under the Company Stock Plan and the Contracts to be terminated pursuant to Section 7.2(f) hereof;

(j) any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(k) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person, but excluding warranties, indemnities and support obligations contained in customer, End User and reseller agreements entered into in the ordinary course;

(l) any Contract in which its officers, directors, employees or shareholders or any member of their immediate families is directly or indirectly interested (whether as a party or otherwise);

(m) any Contract pursuant to which it has acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise; or

(n) any Contract with any Person with whom the Company does not deal at arm’s length.

A true and complete copy of each agreement or document, including any amendments thereto, required by these subsections (a)-(n) of this Section 3.11 to be listed on Sections 3.11(a) – (n) of the Company Disclosure Schedule has been delivered to Magma. All Company Material Contracts are in written form.

3.12 No Default; No Restrictions.

(a) To the knowledge of the Company, each of the Company Material Contracts is binding on all parties thereto, in full force and effect and enforceable in accordance with its terms. There exists no default or event of default , with respect to the Company or, to the knowledge of the Company, with respect to any other contracting party, nor, to the knowledge of the Company, is there any event or circumstance existing which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to give any third party (i) the right to declare a default or exercise any remedy under any Company Material Contract, (ii) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Company Material Contract, (iii) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Contract or (iv) the right to cancel, terminate or modify any Company Material Contract. The Company has not received any written, or, to the Company’s knowledge, oral notice or other communication regarding any actual or possible material violation or material breach of or material default under, or intention to cancel or materially modify, any Company Material Contract. The Company has no Liability for renegotiation of government contracts or subcontracts.

(b) To the knowledge of the Company, no asset or property of the Company is bound or affected by, any judgment, injunction, order or decree to which the Company is a party, that restricts or prohibits the Company or, following the Effective Time, will restrict or prohibit the Final Surviving Entity or Magma, from freely engaging in the Company Business or from competing anywhere in the world with respect to the Company Business (including any judgments, injunctions, orders or decrees, restricting the geographic area in which the Company may sell, license, market, distribute or support any products or technology or provide services or restricting the markets,

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customers or industries that the Company may address in operating the Company Business or restricting the prices which the Company may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by the Company of exclusive rights or licenses, rights of refusal, rights of first offer or rights of first negotiation, most favored licensee status, sublicensing rights or similar rights.

3.13 Intellectual Property.

(a) Definitions. The following terms shall have the meanings set forth below.

“Company IP Rights” means all IP Rights owned by the Company.

“Company Technology” means all Technology owned by the Company.

“Copyrights” means all rights in U.S. and foreign copyrights (whether registered or unregistered), including all rights to apply for, applications to register, and registrations of any of the foregoing.

“Domain Names” means all Internet domain name registrations and applications therefor.

“End User” means any party: (i) using any Software provided by or through the Company; or (ii) accessing any of the Domain Names of the Company.

“IP Rights” means all Copyrights, Patents, Trade Secrets, Trademarks and Domain Names.

“License Agreements” means all Contracts (including, without limitation, license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue to which the Company is a party or otherwise bound, obtaining any right to use or exploit or practice any rights in any third-party IP Rights or Technology, or granting to a third party or restricting the Company’s rights to use any Company IP Rights or Company Technology, or pursuant to which the Company may become so bound or restricted upon the occurrence of a condition precedent.

“Patents” means all rights in U.S. and foreign patents (including, without limitation, provisionals, utility patents, divisionals, continuations, continuations-in-part, renewals, reissues, reexaminations, extensions), including all rights to apply for, applications for, and any issuances or registrations of the foregoing.

“Publicly Available Materials” means any “open source,” “public source,” “free” or like Software or content the license for which requires as a condition of use, modification and/or distribution of such Software/content that such Software/content or other Software/content incorporated into, derived from, used, or distributed with such software/content (i) be disclosed or distributed in a form other than binary (e.g., source code form), (ii) be licensed to third parties for the purpose of making derivative works, or (iii) be redistributable at no charge. Publicly Available Materials includes, by way of example and without limitation, software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License.

“Registered Company IP Rights” means United States, international and foreign Company IP Rights that are: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; or (iv) any other Company IP Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time

“Software” means all computer programs (whether in source code or object code form), data bases, compilers, compilations, software libraries, and Documentation (including, without limitation, user, operator, and training manuals) related to any of the foregoing.

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“Technology” means all processes, formulae, algorithms, data, models, plans, methodologies, theories, ideas, techniques, discoveries, disclosures, inventions, Software and any other tangible or intangible form of technology, information or know-how.

“Trademarks” means all U.S. and foreign trademarks, service marks, names, words, designs, logos, slogans, symbols, and any other general intangibles of like nature, used or intended to be used to identify, distinguish or indicate the source of goods or services, together with all goodwill appurtenant thereto, and all rights to apply for or register, applications for, and registrations of, any of the foregoing.

“Trade Secrets” means all rights in U.S. and foreign trade secrets and other proprietary or confidential information, in any format, whether tangible or intangible, including without limitation, information contained in patent applications until such applications have been published and source code for the Company Products.

(b) Company IP Rights. Schedule 3.13(b) of the Company Disclosure Schedule sets forth a true and complete list of all Registered Company IP Rights, including where applicable the jurisdiction in which each of the items of Registered Company IP Rights has been applied for, filed, issued or registered. The Company has made available to Magma all inter parties proceedings or actions before any court or tribunal (including the US Patent and Trademark Office or equivalent authority anywhere else in the world) related to any of the Registered Company IP Rights. Except as set forth in Schedule 3.13(b) of the Company Disclosure Schedule: (i) the Company is (and in the case of Registered Company IP Rights is listed in the records of the appropriate governmental agency as) the sole owner of the Company IP Rights, and the Company is the sole owner of the Company Technology, in both cases free of any Encumbrances of any kind or character other than Permitted Encumbrances, (ii) all applications and registrations for Registered Company IP Rights have been prepared, prosecuted and maintained in compliance with all applicable laws, regulations and procedures, and have not been cancelled, expired, or abandoned; and (iii) all of the Registered Company IP Rights are, to the Company’s knowledge, valid, subsisting and, except with respect to applications, enforceable. All issued Patents and registered Copyrights and Trademarks included within the Registered Company IP Rights are currently in compliance with all legal requirements other than any requirement that, if not satisfied, with respect to a Patent would not result in a revocation or lapse or otherwise adversely affect its enforceability, and with regard to a Copyright or Trademark, would not result in a cancellation of such registration or otherwise adversely affect the use, priority or enforceability of the Copyright or Trademark. The Company has not engaged in any inequitable conduct, Patent misuse, or fraud, or failed to disclose material prior art, in connection with the prosecution of any Patent application owned by the Company or the enforcement or licensing of any Patent owned by the Company, in a manner that would result in the abandonment or unenforceability of such Patent application or Patent.

(c) License Agreements. Section 3.13(c) of the Company Disclosure Schedule sets forth a true and complete list of all License Agreements (except (i) licenses for computer software that are generally available on nondiscriminatory pricing terms and has an individual acquisition cost of $5,000 or less per software package, (ii) non-disclosure agreements entered into in the ordinary course of business, and (iii) licenses for Publicly Available Materials listed or required to be listed in Section 3.13(n) of the Company Disclosure Schedule), true and complete copies of which have been made available to Magma for diligence purposes. Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, the Company has not licensed or sublicensed its rights in any Company IP Rights or Company Technology other than pursuant to the License Agreements.

(d) Sufficiency. The Company owns all right, title and interest in and to the IP Rights that the Company purports to own, free and clear of all Encumbrances of any kind or character other than Permitted Encumbrances; and the Company IP Rights, together with the IP Rights licensed to the Company includes all IP Rights used in or necessary for the conduct of the business of the Company as currently conducted.

(e) Noninfringement. The Company Technology was developed without infringing or misappropriating any IP Right of any third party. The conduct of the business of the Company as currently conducted (including, without limitation, the use of the Company Technology, the provision of services, and the manufacturing, marketing, licensing and sale of goods in the conduct of the business of the Company as currently conducted) does not directly or indirectly infringe or misappropriate the IP Rights of any third party. Except as disclosed in Section 3.13(e) of the Company Disclosure Schedule, (i) none of the content displayed on the Company’s websites infringes the IP Rights or any other right of any third party and (ii) the Company has never received any correspondence or

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other written communication alleging that any of the Company Technology or the content displayed on the Company’s websites infringes such third party rights.

(f) No Disputes. Except as disclosed in Section 3.13(f) of the Company Disclosure Schedule, there is no pending or, to the knowledge of the Company, threatened, claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction (A) alleging that the use of the Company Technology or that the activities or the conduct of the Company Business does or will infringe any IP Rights of any third party, (B) challenging the ownership, use, validity, enforceability or registrability of any Company IP Rights (except for routine patent and trademark prosecution not involving any third party other than Company and the relevant governmental registration authority) or (C) seeking to restrict the conduct of the Company Business, including to accommodate the IP Rights of a third party, nor, to the knowledge of the Company, is there any legitimate, reasonable basis for such claim, suit, arbitration or other proceeding and the Company has neither sought nor received any opinions of counsel related to any of the foregoing. The Company has never received any written notice asserting that any product or service used on contemplated for use in the business of the Company, or the development, marketing, licensing, sale, distribution, furnishing or disposition of such product or service conflicts with or infringes the IP Rights of any other party.

(g) No Third Party Infringement. The Company has no knowledge that any third party is misappropriating, infringing, diluting or violating any Company IP Rights.

(h) No Restrictions. There are no proceedings, settlements, forbearances to sue, consents, judgments, or orders or similar obligations, other than the License Agreements, that do or may: (i) restrict the Company’s rights to use any Company IP Rights or Company Technology; (ii) restrict the use of the Company Technology or the conduct of the business of the Company in order to accommodate a third party’s IP Rights; (iii) permit third parties to use any Company IP Rights or Company Technology; or (iv) affect the validity or enforceability of any Company IP Rights. Except as disclosed in Sections 3.13(c) and (n) of the Company Disclosure Schedule, no Technology, Software or IP Rights developed or otherwise owned by a third party is incorporated into, integrated or bundled with any of the Company Products (“Third Party Product Technology”) and, except as disclosed in Sections 3.13(c) and (n) of the Company Disclosure Schedule or as regards Software or IP Rights obtained from third parties pursuant to Software licenses that are generally available on nondiscriminatory pricing terms that have individual acquisition costs of $5,000 or less per software package, no Third Party Product Technology was, or is currently being, used by the Company in the development or compilation of any of the Company Products. Except for Technology, Software and IP Rights licensed to the Company pursuant to the License Agreements disclosed in Sections 3.13(c) and (n) of the Company Disclosure Schedule, to the extent that Third Party Product Technology as defined herein is incorporated into, integrated or bundled with any of the Company Products, the Company has a written agreement with such third party with respect thereto pursuant to which the Company either (i) has obtained complete, unencumbered and unrestricted ownership of, and is the exclusive owner of, or (ii) has obtained perpetual, irrevocable, non terminable licenses (sufficient for the conduct of the Company’s business as presently conducted and presently proposed to be conducted and the use, development, manufacture, marketing, sale, licensing or distribution of the Company Product) to, all such third party’s IP Right in such Third Party Product Technology by operation of law or by valid contract. Section 3.13(h) of the Company Disclosure Schedule sets forth a list and description of all Third Party Product Technology

(i) Personnel and Technology Development. All right, title and interest in and to any IP Rights or Technology developed by the Company’s past and present employees, contractors and other personnel have been assigned by written agreements to the Company effective as of the date such IP Rights or Technology was created, and each such agreement has been provided to Magma. No IP Rights or Technology developed by the Company’s past and present employees, contractors and other personnel were developed, in whole or in part, using funding, facilities or equipment of any governmental body, university, college, other educational institution or research center or any other entity having any rights with respect thereto by virtue of such funding, facilities or equipment; to the knowledge of the Company, none of the Company’s past and present employees, contractors and other personnel were employed by, under contract to, or otherwise obligated with respect to, any governmental body, university, college, other educational institution or research center or any other entity at any time during the development of such Technology or IP Rights. The Company has no knowledge that any party has or may have a basis for bringing a claim, suit or action related to any of the issues described in the first two sentences of this paragraph. No current or former employee, consultant or independent contractor of the Company:

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(i) to the knowledge of the Company, is in violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other agreement with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission; or (ii) to the knowledge of the Company, has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including IP Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. No current or former employee, officer or director of the Company, and no consultant or independent contractor hired by the Company to perform services for the Company, has any right, license, claim or interest whatsoever in or with respect to any Company IP Right. There are no royalties, honoraria, fees or other payments payable by the Company to any third party (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product, and other than amounts payable pursuant to the terms of the License Agreements) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Company IP Right by the Company to the extent necessary for the conduct of the Company Business or the use, sale, licensing or distribution of any Company Product and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.

(j) Confidentiality. The Company has taken reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the Company’s Trade Secrets. Except as set forth in Section 3.13(j) of the Company Disclosure Schedule: (i) each person or entity having access to the Company’s Trade Secrets, and each of the Company’s current and former officers and directors, has executed a valid and binding written agreement setting forth confidentiality and use restrictions with respect thereto, copies of which have been provided to Magma; and (ii) to the knowledge of the Company, no party to any such agreement in is in breach or default of such agreement.

(k) No Impairment. The execution and consummation of the transactions contemplated by this Agreement (and under any Company Ancillary Agreements) will not, in and of themselves, result in: (i) any loss, forfeiture, termination or impairment of the Company’s ownership or right to use any Company IP Rights or Company Technology, (ii) Magma or any of its affiliates being bound by any non-compete or other material restriction on the operation of its business; or (iii) except as set forth in Sections 3.3(b) and 3.5 of the Company Disclosure Schedule, a material default by the Company under any agreement governing any Company IP Right; provided, however, that the representations made in this Section 3.13(k) will not be deemed breached as a result of the operation of provisions contained in Contract to which Magma or any of its affiliates is a party (but to which the Company and each of its Subsidiaries is not).

(l) Computer Security. The Company has no written policy for tracking material bugs, errors and defects of which it becomes aware in any of the Company Products. However, the Company takes reasonable steps to track material bugs, errors and defects of which it becomes aware in any Company Products. The Company knows of no material bugs, errors or defects in any of the Company Products as of the Closing Date, it being understood that improvements, upgrades and modifications to the Company Products are contemplated by the Company as of the Closing Date. The Company has provided to Magma all material Documentation relating to the testing of the Company Products that the Company possesses and that Magma has requested for due diligence purposes. For all software used by the Company in providing Company Products, or in developing or making available any of the Company Products, the Company has, to its knowledge, implemented any and all security patches or upgrades that both (i) are generally available for that software and (ii) would be material to the sale, licensing or distribution of any Company Product. The Company has taken reasonable measures to ensure the security and availability of its computer servers and its internal data and voice networks and security, integrity and confidentiality of the data residing on the Company’s computers and those reasonable measures have been disclosed to Magma. To the extent known or suspected by the Company, Section 3.13(l) of the Company Disclosure Schedule sets forth a true and complete list of any material act or incident, and the status or resolution thereof, pertaining to any viruses, so called “hackers” and “crackers”, denial of service attacks and other threats to the integrity, availability or confidentiality of the Company’s servers, networks and data.

(m) Company Products and Software. Section 3.13(m) of the Company Disclosure Schedule sets forth a true and complete list of all Company Products. Neither the Company nor any other party acting on its behalf has disclosed or delivered, or committed to disclose or deliver, to any party, or permitted the disclosure or

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delivery to any escrow agent or other party of, any Company Source Code (as defined below) or any algorithm contained in or relating to the Company Source Code, except for (i) disclosures to employees, contractors or consultants under agreements that prohibit use or disclosure except in the performances of services to the Company or any Subsidiary thereof, and (ii) each contract listed in Section 3.13(m) of the Company Disclosure Schedule pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or other party, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by the Company or any other party acting on its behalf to any party of any Company Source Code, including without limitation, the consummation of the transactions contemplated herein. As used in this Section 3.13(m), “Company Source Code” means, collectively, any human readable software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, that constitutes Company IP Rights. The Company has made all of its Software available to Magma for due diligence purposes.

(n) Publicly Available Materials. Except as set forth in Section 3.13(n) of the Company Disclosure Schedule, the Company has not taken any actions that result in (i) the incorporation of any Publicly-Available Materials, in whole or in part, into any Company Product or Company Software or any portion thereof; (ii) the Company‘s use of any Publicly-Available Materials, in whole or in part, in the development of any part of any Company Technology, Company Software, Company IP Right or any Company Product or any portion thereof in a manner that may subject any Company Technology, Company Software, Company IP Right or any Company Product, in whole or in part, to all or part of the license obligations of any Publicly-Available Materials; (iii) the modification of any Publicly-Available Materials for any purpose whatsoever; or (iv) the combination or distribution of any Company Technology, Company Software, Company IP Right or any Company Product with Publicly-Available Materials.

(o) No Unfulfilled Performance Commitments. The Company has no unfulfilled performance commitments relating to the development, provision or delivery of products or services under any agreement listed on Schedule 3.13(c) or any other agreements, including commitments to develop, provide or deliver specified upgrades and undelivered elements, except for maintenance. The Company has not transferred ownership to any third party of any Company IP Rights, or knowingly permitted the Company’s rights in such Company IP Rights to lapse or enter the public domain (other than (i) through the expiration of Registered IP Rights at the end of its statutory term, (ii) Trade Secrets that lost their status as Trade Secrets upon the release of a new Company Product, upon the issuance of a Patent or publication of a Patent application, or as a result of a good faith business decision to disclose such Trade Secret, and (iii) Trademarks that the Company made a good faith business decision to stop using). To the knowledge of the Company, all Company Products provided or furnished by or through the Company to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties (to the extent not expressly disclaimed in Contracts with such customers), product specifications and product Documentation and to any representations provided to customers, and to the knowledge of the Company the Company has no material Liability (and, to the knowledge of the Company, there is no legitimate reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet. The Company has not had any Company Products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company.

3.14 Compliance with Laws.

(a) The Company has complied in all material respects, with all Applicable Law.

(b) All materials, products and services distributed or marketed by the Company have at all times made all material disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.

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(c) The Company holds all permits, licenses and approvals from, and has made all filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required to be held by it to conduct the Company Business without any violation of Applicable Law (“Governmental Permits”), and, all such Governmental Permits are valid and in full force and effect. The Company has not received any written notice or other written communication (or, to its knowledge, oral communication) from any Governmental Authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

(d) The Company, any director or officer, or, to the Company’s knowledge, any agent or employee of the Company has not, for or on behalf of the Company, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) to its knowledge, made any other payment in violation of Applicable Law.

3.15 Certain Transactions and Agreements . To the knowledge of the Company, none of the officers, directors or shareholders of the Company, nor any immediate family member of an officer or director of the Company, has a direct ownership interest of more than 2% of the equity ownership of any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company. None of said officers, directors, shareholders or immediate family members, is a party to, or otherwise directly or indirectly interested in any Company Material Contract, except for the agreements to be terminated pursuant to Section 7.2(f) hereof.

3.16 Employees, ERISA and Other Compliance.

(a)(i)The Company, and to the knowledge of the Company each service provider to the Company and any entity or person from whom the Company has leased any employees, is in compliance in all material respects with all Applicable Law and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, and has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act. (ii) A complete list of all employees, officers and consultants of the Company and their current title and/or job description and compensation (base compensation and bonuses) is set forth on Section 3.16(a)(ii) of the Company Disclosure Schedule. To the knowledge of the Company, all employees of the Company are legally permitted to be employed by the Company in the jurisdiction in which such employee is employed in their current job capacities for the maximum period permitted by Applicable Law. (iii) All independent contractors providing services to the Company have been properly classified as independent contractors for purposes of federal and applicable state or foreign Tax laws, laws applicable to employee benefits and other Applicable Law. The Company does not have any employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

(b) The Company is not now, nor has ever been, subject to a union organizing effort. The Company is not subject to any collective bargaining agreement with respect to any of its employees, subject to any other Contract with any trade or labor union, employees’ association or similar organization, or subject to any current labor disputes. The Company has good labor relations, and has no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby could have a Material Adverse Effect on such labor relations, and has no knowledge that any of its key employees intends to leave the Company’s employ.

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(c) The Company has no pension plan which constitutes a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer plan” as defined in Section 413(c) of the Code. No pension plan of the Company is subject to Title IV of ERISA or Section 412 of the Code.

(d) Section 3.16(d) of the Company Disclosure Schedule lists each employment, consulting, severance or other similar Contract, each “employee benefit plan” as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements that are clearly identified as such), workers’ benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is entered into, maintained or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company. Such Contracts, plans and arrangements as are described in this Section 3.16(d) are hereinafter collectively referred to as “Company Benefit Arrangements” and copies of each such Company Benefit Arrangements have been delivered to Magma.

(e) Each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to such Company Benefit Arrangement. No such Company Benefit Arrangement is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code. No Company Benefit Arrangement shall be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of a benefit plan.

(f) The Company has, since the Company’s inception, to the extent required by law, timely filed its annual report (Form 5500) and all schedules attached thereto for each Company Benefit Arrangement that is subject to ERISA and Code reporting requirements, and all material communications with participants, the IRS, the U.S. Department of Labor (the “DOL”), or any other Governmental Authority, administrators, trustees, beneficiaries and alternate payees relating to any Company Benefit Arrangement. The Company has provided copies to Magma of its Forms 5500 filed for each of the last three years.

(g) No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened in writing against or with respect to any Company Benefit Arrangement (other than claims for benefits under such Company Benefit Arrangement which are routine and uncontested), including any audit or inquiry by the IRS or the DOL. The Company has never been a participant in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that the Company sponsors as employer or in which the Company participates as an employer which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA) or that would be reasonably likely to result in an excise Tax under the Code or the assessment of a civil penalty under Section 502(i) or ERISA.

(h) All contributions due from the Company with respect to any of the Company Benefit Arrangements have been timely made or have been accrued on the Company’s financial statements (including the Company Financial Statements), and no further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business, consistent with past practices, after the Balance Sheet Date as a result of the operations of the Company after the Balance Sheet Date). The Company does not maintain, nor has it ever maintained, any Company Benefit Arrangement qualified under Section 401(a) of the Code. All claims as of the Closing Date made under any self-insured Company Benefit Arrangement that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA have been paid or, if not paid, will be paid by the Company.

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(i) There are no unfunded obligations under any Company Benefit Arrangement providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including, but not but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980(B) of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Company Benefit arrangement that is funded is reported at the fair market value on the books and records of such Company Benefit Arrangement.

(j) The Company shall not have any material Liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

(k) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under (including in each case as a result of the transactions contemplated by this Agreement), any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof during the calendar year 2006 (other than increased insurance premiums), except any such amendments that are required under Applicable Law.

(l) Each Company Benefit Arrangement, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women’s Health and Cancer Rights Act of 1998, and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, as such requirements affect the Company and its employees. There are no outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”), with respect to any of the Company Benefit Arrangements, covered employees or qualified beneficiaries that would be reasonably likely to result in a Material Adverse Effect on the Company or Magma.

(m) Except as set forth in Section 3.16(m) of the Company Disclosure Schedule or as set forth in this Agreement (including any exhibit attached hereto), no benefit payable or that may become payable by the Company pursuant to any Company Benefit Arrangement or as a result of, in connection with or arising under this Agreement or the Agreement of Merger shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise Tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. Unless otherwise indicated in Section 3.16(m) of the Company Disclosure Schedule, the Company is not a party to any: (i) Contract with any executive officer or other key employee thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment other than as required by COBRA (or similar state laws), vacation pay cash-outs or other arrangements governed by ERISA; or (ii) Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. The Company has no obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (i) for which the Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Section 3.16(m) of the Company Disclosure Schedule.

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(n) To the Company’s knowledge, no employee or consultant of the Company is in material violation of any term of any employment or consulting Contract or any term of any other Contract or any restrictive covenant relating to the right of any such employee or consultant to be employed by the Company or to use trade secrets or proprietary information of others. To the Company’s knowledge, the employment of any employee or consultant by the Company does not subject it to any Liability to any third party other than Liabilities with respect to employer payroll Tax and employee Tax withholding.

(o) The Company has not established any compensation and benefit plan that is maintained or is required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States.

(p) Since the inception of the Company, there has been no “mass layoff,” “employment loss,” or “plant closing” as defined by the Workers Adjustment and Retraining Notification Act (the “WARN Act”) in respect of the Company.

(q) The Company has delivered to Magma true and complete copies of all election statements under Section 83(b) of the Code that are in the Company’s possession or subject to its control with respect to any unvested securities or other property issued by the Company or any ERISA Affiliate to any of their respective employees, non-employee directors, consultants and other services providers.

(r) All individuals who, pursuant to the terms of any Company Benefit Arrangement, are entitled to participate in any Company Benefit Arrangement, are currently participating in such Company Benefit Arrangement or have been offered an opportunity to do so.

3.17 Corporate Documents. The Company has delivered to Magma for examination all documents listed in the Company Disclosure Schedule (including any Section thereto) or in any other exhibit or schedule called for by this Agreement, including the following: (a) copies of the Amended and Restated Articles of Incorporation and Bylaws, each as currently in effect, of the Company; (b) the minute books containing all records of all proceedings, consents, actions and meetings of the Board of Directors and any committees thereof (together with the charters of any such committees) and shareholders of the Company; (c) the stock ledger and option ledger and journal reflecting all stock issuances and transfers and all grants of options relating to the Company; and (d) all permits, orders and consents issued by, and filings by the Company with, any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders and consents.

3.18 Merger Expenses. Neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement. The legal and accounting advisors, and any other persons, to whom the Company expects as of the Agreement Date to owe fees and other payments and expenses that will constitute Merger Expenses are set forth on Section 3.18 of the Company Disclosure Schedule, and other than the Merger Expenses that will be due to the entities set forth on Section 3.18 of the Company Disclosure Schedule, there are no Merger Expenses.

3.19 Books and Records. The material books, records and accounts of the Company (i) are in all material respects true, complete and correct and (ii) have been maintained in accordance with good business practices on a consistent basis.

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3.20 Insurance. The Company maintains the policies of insurance and bonds set forth in Section 3.20 of the Company Disclosure Schedule, including all legally required workers’ compensation and other insurance. Section 3.20 of the Company Disclosure Schedule sets forth the name of the insurer under each such policy and bond, the type of policy or bond, and the coverage amount and any applicable deductible. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds. The Company has delivered to Magma correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company.

3.21 Environmental Matters.

(a) To the Company’s knowledge, the Company is in material compliance with all Environmental Laws (as defined below), which compliance includes the possession by the Company of all material permits and other governmental authorizations required under Environmental Laws and compliance with the terms and conditions thereof. The Company has not received any written notice or other written communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law. To the knowledge of the Company, no current or prior owner of any property leased or possessed by the Company has received any written notice or other written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Permits held by the Company pursuant to any Environmental Law (if any) are identified in Section 3.21 of the Company Disclosure Schedule.

(b) For purposes of this Section 3.21: (i) “Environmental Law” means any federal, state, local or foreign statute, law, regulation or other legal requirement relating to pollution, exposure of any individual to Materials of Environmental Concern or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern (as defined below) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that, to the knowledge of the Company, is otherwise a danger to health, reproduction or the environment.

3.22 No Existing Discussions. Neither the Company nor, to the knowledge of the Company, any director, officer, shareholder, employee or agent (or any investment banker, broker, finder or similar party) of the Company is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction, nor have there been any such discussions or negotiations since October 12, 2007.

3.23 Customers and Suppliers.

(a) The Company has no outstanding material disputes concerning its products and/or services with any customer or distributor who was a source of revenue to the Company, during the current fiscal year and the last completed fiscal year, equal to or exceeding $7,500 per annum, based on amounts paid or payable (each, a “Significant Customer”), and the Company has no knowledge of any material dissatisfaction on the part of any Significant Customer. Each Significant Customer, together with the amount of revenues paid or payable by such

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Significant Customer to the Company during the last fiscal year is listed on Schedule 3.23(a) of the Company Disclosure Schedule. The Company has not received any written or, to the Company’s knowledge, oral notice from any Significant Customer that such customer shall not continue as a customer of the Company or that such customer intends to terminate or materially modify existing Contracts with the Company (or Magma) or that such customer refuses to make payments for products delivered or services rendered. The Company has not had any of its products returned by a Significant Customer thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material amount of revenue by the Company.

(b) The Company has no outstanding material dispute concerning products and/or services provided by any supplier to whom, during the current fiscal year and the last completed fiscal year, the Company paid (or accrued an obligation to pay) $2,500 or more on a monthly basis (each, a “Significant Supplier”), and the Company has no knowledge of any material dissatisfaction on the part of any Significant Supplier. Each Significant Supplier, together with the amounts paid or payable by the Company to such Significant Supplier during the last fiscal year is listed on Section 3.23(b) of the Company Disclosure Schedule. The Company has not received any written notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company or that such supplier intends to terminate or materially modify existing Contracts with the Company (or Magma). The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Company Business, and the Company has no knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

3.24 Export Control Laws. The Company has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and Export Administration Regulations. Without limiting the foregoing, (i) the Company has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States; (ii) the Company is in material compliance with the terms of all applicable export licenses or other approvals; (iii) there are no pending, or to the knowledge of the Company, threatened claims against the Company with respect to export licenses or other approvals; (iv) to the Company’s knowledge, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims under applicable export regulations and (v) to the Company’s knowledge, no consents or approvals for the transfer of export licenses to Magma are required, except for such consents and approvals that can be obtained expeditiously without material cost. All products and services of the Company are set forth in Section 3.24 of the Company Disclosure Schedule (the “Company Products”). All Company Products have an export designation of EAR99 under U.S. export laws and regulations.

3.25 Permit Application and Notice of Hearing. The information relating to the Company provided by the Company included in (i) the notice sent to the Company Shareholders pursuant to, and meeting the requirements of Article 2 of Subchapter 1 of the California Code of Regulations, Title 10, Chapter 3, Subchapter 2, as amended (the “Notice of Hearing”), concerning the hearing to be held by the California Commissioner of Corporation (the “California Commissioner”) to consider the terms, conditions and fairness of the transactions contemplated hereby pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended (the “Fairness Hearing”), (ii) the application for permit filed with the California Commissioner in connection with the Fairness Hearing (the “Permit Application”) and (iii) the information statement of the Company to be delivered to the Company Shareholders (the “Information Statement”) shall not, at the time the Notice of Hearing is mailed to the Company Shareholders and at all times subsequent thereto (through and including the Effective Time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or information should be discovered by the Company which should be set forth in an amendment to the Notice of Hearing or the Permit Application, the Company shall promptly inform Magma. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information relating to Magma which is contained in any of the foregoing documents.

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3.26 Disclosure. No representation made by the Company in this Agreement (including its exhibits and schedules and any information contained in the Company Disclosure Schedule) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MAGMA AND MERGER SUBS

Magma and each Merger Sub represent and warrant to the Company that, except as disclosed in any filing by Magma with the SEC, the statements contained in this Article IV are true and correct on and as of the date of this Agreement:

4.1 Organization and Good Standing. Magma is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Merger Sub I is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. Each of Magma and the Merger Subs is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Magma’s or any Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Magma Ancillary Agreements and the Merger Sub Ancillary Agreements. Magma has made available to the Company true and complete copies of the currently effective Certificate of Incorporation and Bylaws of Magma, the Articles of Incorporation and Bylaws of Merger Sub I and the Articles of Organization and the Operating Agreement of Merger Sub II, each as amended to date. Neither Magma nor either Merger Sub is in violation, as the case may be, of its respective Certificate or Articles of Incorporation, Operating Agreement or Bylaws, each as amended to date.

4.2 Valid Issuance of Magma Common Stock. The shares of Magma Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable and issued in compliance with all applicable federal or state securities laws.

4.3 Power, Authorization and Validity.

(a) Power and Authority. Magma has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Magma Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Magma of this Agreement, each of the Magma Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Magma. Each Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and any of its repective Merger Sub Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by each Merger Sub of this Agreement, each of the Merger Sub Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of each Merger Sub, as applicable.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Magma or any Merger Sub to enable Magma and any Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, each of the Magma Ancillary Agreements and

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each of the Merger Sub Ancillary Agreements or to consummate the Merger, except for: (i) the filing of the Permit Application and receipt of the Permit under Section 25121 of the California Corporations Code (the “Permit”), (ii) the filing with NASDAQ Global Market of a Notification Form for Listing of Additional Shares with respect to the shares of Magma Common Stock issuable pursuant to this Agreement, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Magma or any Merger Sub would not be material to Magma’s or any Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Magma Ancillary Agreements and the Merger Sub Ancillary Agreements.

4.4 Enforceability. This Agreement has been duly executed and delivered by Magma and each Merger Sub. This Agreement and each of the Magma Ancillary Agreements are, or when executed by Magma shall be, valid and binding obligations of Magma, enforceable against Magma in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the Merger Sub Ancillary Agreements are, or when executed by the applicable Merger Sub shall be, valid and binding obligations of such Merger Sub, enforceable against such Merger Sub in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.5 No Conflict. Neither the execution and delivery of this Agreement, any of the Magma Ancillary Agreements or any of the Merger Sub Ancillary Agreements by Magma or any Merger Sub, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (a) any provision of the Certificate of Incorporation, Articles of Incorporation, Articles of Organization, as applicable, or Operating Agreement or Bylaws, as applicable, of Magma or Merger Sub, each as currently in effect; (b) any Applicable Law applicable to Magma, or any Merger Sub or any of their respective material assets or properties; or (c) any Contract to which Magma or any Merger Sub is a party or by which Magma or any Merger Sub or any of their respective material assets or properties are bound, except in the cases of clauses (b) and (c) where such conflict, termination, breach, impairment, violation or default would not be material to Magma’s or any Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Magma Ancillary Agreements and the Merger Sub Ancillary Agreements.

4.6 Stockholders Consent. No consent or approval of the stockholders of Magma is required or necessary for Magma to enter into this Agreement or to consummate the transactions contemplated hereby.

4.7 SEC Filings; Financial Statements.

(a) Magma has filed with the SEC and made available to the Company or its representatives complete and correct copies of all forms, reports, schedules, statements and other documents required to be filed by Magma with the SEC since January 1, 2007 (collectively, the “Magma SEC Reports”). The Magma SEC Reports, including any Magma SEC Reports filed after the date of this Agreement until the Closing (i) at the time filed, complied or will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not or will not at the time they were or are filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Magma SEC Reports or necessary in order to make the statements in such Magma SEC Reports, in the light of the circumstances under which they were or are made, not misleading.

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(b) Each of the financial statements (including, in each case, any related notes) included or incorporated by reference in the Magma SEC Reports, including any Magma SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statement or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present or will fairly present the consolidated financial position of Magma and its subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments.

4.7 Availability of Funds. Magma has adequate cash funds to pay the Contingent Consideration as provided in Section 2.6 and otherwise perform its obligations under this Agreement.

4.8 Permit Application and Notice of Hearing. The information relating to Magma provided by Magma included in (i) the Notice of Hearing, (ii) the Permit Application and (iii) the Information Statement shall not, at the time the Notice of Hearing is mailed to the Company Shareholders and at all time subsequent thereto (through and including the Effective Time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or information should be discovered by Magma which should be set forth in an amendment to the Notice of Hearing or the Permit Application, Magma shall promptly inform the Company. Notwithstanding the foregoing, Magma makes no representation, warranty or covenant with respect to any information relating to the Company which is contained in any of the foregoing documents.

4.9 Disclosure. No representation made by Magma in this Agreement (including its exhibits and schedules if any) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

ARTICLE V

COMPANY COVENANTS

The Company covenants and agrees with Magma as follows:

5.1 Regulatory Approvals. The Company shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or foreign, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement or any Company Ancillary Agreement. The Company shall use commercially reasonable efforts to obtain, and to cooperate with Magma to promptly obtain, all such authorizations, approvals and consents and each of the Company and Magma shall pay their respective associated filing fees payable by the Company with respect to such authorizations, approvals and consents. The Company shall promptly inform Magma of any material communication between the Company and any Governmental Authority regarding any of the transactions contemplated hereby. If the Company or any Affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request following consultation with Magma.

5.2 Approval of Company Shareholders.

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(a) As promptly as practicable after the issuance of the Permit, the Company shall submit this Agreement and the principal terms of the merger to the Company Shareholders for approval by written consent as provided by California Law and the Company’s Amended and Restated Articles of Incorporation and Bylaws (the “Company Consent Solicitation”). The Company shall use commercially reasonable efforts to solicit and obtain the consent of the Company Shareholders sufficient to approve the principal terms of the Merger to enable the Closing to occur as promptly as practicable and shall include in the Company Consent Solicitation Materials the recommendation of the Company’s Board of Directors that the Company Shareholders approve the matters set forth in the Company Consent Solicitation.

(b) In connection with the solicitation of written consents from its shareholders to approve the principal terms of the Merger, the Company use commercially reasonable efforts to solicit and obtain the consent from the Company Shareholders representing a majority of the outstanding shares of Series A Preferred Stock of the Company and a majority of the outstanding shares of Series B Preferred Stock of the Company (each for this purpose taken as a separate class) consenting to the automatic conversion into Company Common Stock of the Series A Preferred Stock and the Series B Preferred Stock, respectively, pursuant to Section 5.2 the Company’s Amended and Restated Articles of Incorporation.

(c) In connection with the solicitation of written consents from its shareholders to approve the principal terms of the Merger, the Company shall furnish to Magma, as soon as practicable upon the approval and effectiveness of the written consents, a schedule that sets forth (i) the name of each Company Shareholder who has executed and delivered a written consent to the Secretary of the Company, (ii) the number of shares of Company Common Stock and Company Preferred Stock owned of record by each such Company Shareholder on the Agreement Date and (iii) the number of such shares with respect to which such written consent was delivered to the Secretary of the Company.

(d) The Company shall obtain and deliver to Magma, prior to the mailing or delivery to the Company Shareholders of the Company Consent Solicitation materials, a parachute payment waiver in the form agreed to by the Company and Magma (“Parachute Payment Waiver”) from each Person who the Company and Magma reasonably agree is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite shareholder solicitation and approval procedure, and who the Company and Magma reasonably agree might otherwise receive, has received, or have the right or entitlement to receive a parachute payment under Section 280G of the Code (such Persons being set forth on Section 5.2(d) of the Company Disclosure Schedule).

(e) The Company shall include in the Company Consent Solicitation a proposal to be voted on by the Company Shareholders (other than “disqualified individuals” within the meaning of Section 280G of the Code and the regulations promulgated thereunder) in accordance with the terms of Section 280G(b)(5)(B) of the Code (the “280G Proposal”) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to Contracts or other arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 5.2(c), might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such shareholder approval obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

5.3 Satisfaction of Conditions Precedent. The Company shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 7.1 and 7.2, and the Company shall use commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement. The Company shall use its commercially

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reasonable efforts to assist Magma, at Magma’s expense, as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Magma Common Stock in connection with the Merger.

5.4 Notices and Consents.

(a) The Company shall timely provide to holders of Company Capital Stock and Company Options all advance notices or obtain waivers thereof required to be given to such holders in connection with this Agreement, the Merger and the transactions contemplated by this Agreement under the Company Stock Plan and other applicable Contracts and under Applicable Law.

(b) The Company shall use its commercially reasonable efforts to obtain prior to the Closing such written consent and authorization of third parties, give notice to third parties and take such other actions as may be reasonably necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable the Company or Magma to carry on the Company Business immediately after the Closing and to keep in effect and avoid the breach, violation or termination of, or adverse change to, any Company Material Contract.

(c) The Company shall give all notices and other information required to be given by the Company to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable Governmental Authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the transactions contemplated by this Agreement or other applicable Contracts.

5.5 Advice of Changes. The Company shall promptly advise Magma in writing of (a) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of the Company contained in Article III untrue or inaccurate such that the condition set forth in Section 7.2(a) would not be satisfied, (b) any breach of any covenant or obligation of the Company pursuant to this Agreement or any Company Ancillary Agreement such that the condition set forth in Section 7.2(b) would not be satisfied, or (c) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on the Company or cause any of the conditions set forth in Section 7.2 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not be deemed to amend or supplement the Company Disclosure Schedule.

5.6 Maintenance of Business.

(a) The Company shall use its commercially reasonable efforts to carry on and preserve the Company Business. If the Company becomes aware that any material customer, key advertiser, key supplier or key employee intends to terminate its relationship with the Company, it shall promptly bring such information to Magma’s attention in writing and, if requested by Magma, shall exert commercially reasonable efforts to prevent such termination.

(b) The Company shall (i) pay all of its debts and taxes when due and (ii) pay or perform its other Liabilities when due unless contested in good faith by the Company.

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(c) The Company shall use its commercially reasonable efforts to assure that each of its Contracts entered into after the date of this Agreement will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the transactions contemplated by this Agreement.

5.7 Conduct of Business. The Company shall not, following the date hereof, perform any development or distribution with respect to the Company Products in a manner that incorporates or utilizes Publicly Available Materials without specifically identifying to Magma the proposed development or usage, and obtaining the prior written consent of Magma. In addition, and subject to the immediately preceding sentence, the Company shall continue to conduct the Company Business in the ordinary and usual course consistent with its past practices, and, unless expressly permitted or required by this Agreement, the Company shall not unless set forth in Section 5.7 of the Company Disclosure Schedule, without Magma’s prior written consent, which consent shall not be unreasonably withheld:

(a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

(b) (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices, (ii) make any investments in or capital contributions to, any Person, (iii) forgive or discharge in whole or in part any outstanding loans or advances, or (iv) prepay any indebtedness;

(c) enter into any Company Material Contract, outside the ordinary course of business consistent with past practices, violate, terminate, amend or otherwise modify or waive any of the terms of any Company Material Contract or enter into any other transaction which involves an amount in excess of $10,000;

(d) place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties;

(e) sell, lease, license, transfer or dispose of any assets material to the Company Business (except for sales or licenses of products in the ordinary course of business consistent with its past practices);

(f) (i) pay or agree to pay any bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant, (ii) amend or enter into any employment or consulting Contract with any such person or (iii) adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan;

(g) change any of its accounting methods other than as required by GAAP;

(h) declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities, or pay or distribute any cash or property to any of its Shareholders or securityholders or make any other cash payment to any of its Shareholders or securityholders in their capacity as such;

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(i) terminate, waive or release any material right or claim;

(j) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than the issuance of Company Common Stock pursuant to the exercise of Company Options outstanding on the date of the date of this Agreement;

(k) subdivide, split, combine or reverse split any of its outstanding capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

(l) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Magma), acquire any portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

(m) amend its Amended and Restated Articles of Incorporation or Bylaws;

(n) license any of its Technology or Company IP Rights (except for licenses under its standard customer agreement made in the ordinary course of business consistent with its past practices, provided that under no circumstances shall the Company enter into any source code escrow or similar agreement or arrangement), or acquire any IP Rights (or any license thereto) from any third party (including shrink wrap and other licenses of software generally available to the public at a per copy license fee of less than $5,000 per copy);

(o) materially change any insurance coverage;

(p) (i) agree to any audit assessment by any taxing authority, (ii) file any Return or amendment to any Return unless copies of such Return or amendment have first been delivered to Magma for its review at a reasonable time prior to filing, (iii) except as required by applicable law, make or change any material election in respect of Taxes or adopt or change any material accounting method in respect of Taxes, or (iv) enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(q) modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions, except as expressly provided in Section 2.5(c);

(r) (i) initiate any litigation, action, suit, proceeding, claim or arbitration or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case in an amount in excess of $10,000 in any one case or $25,000 in the aggregate;

(s) (i) pay, discharge or satisfy, in an amount in excess of $10,000 in any one case or $25,000 in the aggregate, any Liability arising otherwise than in the ordinary course of business, other than (1) the payment,

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discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet and (2) the payment, discharge or satisfaction of Merger Expenses, or (ii) make any cash capital expenditures, capital additions or capital improvements;

(t) change the manner in which it extends warranties, discounts or credits to customers; or

(u) (i) agree to do any of the things described in the preceding clauses (a)-(t), (ii) take or agree to take any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect, or (iii) take or agree to take any action which would reasonably be expected to prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company.

For purposes of this Section 5.7, “Company Material Contract” includes any Contract arising subsequent to the date of this Agreement that would have been required to be listed on the Company Disclosure Schedule pursuant to Section 3.11 or Section 3.13 had such Contract been in effect on the date of this Agreement.

5.8 Litigation. The Company shall notify Magma in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company to be pending or threatened against the Company or any of its officers, directors, employees or Shareholders in their capacity as such.

5.9 No Other Negotiations.

(a) The Company shall not, and shall not authorize, encourage or permit any of its officers, directors, employees, Shareholders, affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) or other representatives (collectively, “Company Representatives”) to, directly or indirectly: (i) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any inquiry, interest, offer or proposal from any Person (other than Magma) concerning any Alternative Transaction; (ii) furnish any nonpublic information regarding the Company to any Person (other than Magma and its agents and advisors) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, interest, offer or proposal by indicating that the Company is subject to this Section 5.9); (iii) enter into, participate in, entertain, maintain or continue any discussions or negotiations with any Person (other than Magma and its agents and advisors) with respect to any Alternative Transaction (other than to respond to such inquiry, interest, offer or proposal by indicating that the Company is subject to this Section 5.9); (iv) otherwise cooperate with, facilitate or encourage any effort or attempt by any Person (other than Magma and its agents and advisors) to effect any Alternative Transaction; or (v) execute, enter into or become bound by any letter of intent, memorandum of understanding, agreement, other Contract or understanding between the Company and any Person (other than Magma) that is related to, provides for or concerns any Alternative Transaction. If any Company Representative, in his or her capacity as such , takes any action that the Company is obligated pursuant to this Section 5.9(a) to cause such Company Representative not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.9(a).

(b) The Company shall notify Magma within two (2) business days after receipt by the Company (or, to the Company’s knowledge, by any of the Company Representatives) of any inquiry, offer or proposal that constitutes an Alternative Transaction, or any other notice that any Person is considering making an Alternative Transaction, or any request for nonpublic information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Magma (which notice shall identify the Person or Persons making, or considering making, such inquiry, offer or proposal) in connection with a potential Alternative Transaction and shall keep Magma informed of the status and details of any such inquiry, offer or

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proposal and any material correspondence or communications related thereto and shall promptly provide to Magma copies of any material communication or documentation relating to such inquiry, offer or proposal, if it is in writing, or a written summary of the material terms thereof, if it is not in writing.

5.10 Access to Information. The Company shall allow Magma and its agents and advisors reasonable access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of the Company, including any and all information relating to the Company’s taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, subject to the terms of the Mutual NDA. The Company shall cause its accountants to cooperate with Magma and its agents and advisors in making available all reasonable financial information reasonably requested by Magma and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared by such accountants.

5.11 Termination of Benefit Plans. Effective as of the day immediately preceding the Closing Date, the Company shall terminate all Company Benefit Arrangements that are “employee benefit plans” within the meaning of ERISA, including any Company Benefit Arrangements intended to include a Code Section 401(k) arrangement (unless Magma provides written notice to the Company no later than three (3) business days prior to the Closing Date that such 401(k) plans shall not be terminated). Unless Magma provides such written notice to the Company, no later than three (3) business days prior to the Closing Date, the Company shall provide Magma with evidence that such Company Benefit Arrangements have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions adopted by the Company’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Magma (which approval shall not be unreasonably withheld). The Company shall take such other actions in furtherance of terminate such Company Benefit Arrangements as Magma may reasonably require. In the event that termination of the Company’s 401(k) plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, the Company shall take such actions as are necessary to reasonably estimate the amount of such charges or fees and provide such estimate in writing to Magma no later than ten (10) business days prior to the Closing Date.

5.12 Tax Matters. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368(a) of the Code and the regulations thereunder. It is intended that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §1.368-2(g) and 1.368-3. The Company agrees not to take any action (or fail to take any action) that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations thereunder. The Company hereby adopts this Agreement as a plan of reorganization.

ARTICLE VI

MAGMA COVENANTS

Except to the extent that such covenants by their nature are to be performed after the Effective Time, during the time period from the date of this Agreement until the earlier to occur of (a) the Effective Time, or (b) the termination of this Agreement in accordance with the provisions of Article VII, Magma covenants and agrees with the Company as follows:

6.1 Satisfaction of Conditions Precedent. Magma shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Sections 7.1 and 7.3, and Magma shall use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement as soon as reasonably practical. Magma shall use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Magma Common Stock in connection with the Merger.

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6.2 Employee Matters. Each of the Continuing Employees shall be eligible to participate on substantially similar terms in those employee benefit plans maintained for similarly situated employees of Magma, such participation and benefits subject to the terms and conditions of such plans. Magma represents that the base salary as set forth in the offer letters for each of the Continuing Employees is as of the date of this Agreement within the current range of base salaries for Magma employees in similar positions (it being clear that the foregoing is a representation as of the date of this Agreement and not an on-going covenant). On and after the Closing, Magma shall provide each Continuing Employee credit with respect to Magma’s vacation/paid-time off benefit program for all service prior to the Closing Date with the Company for purposes of determining eligibility and benefit accrual for purposes of vacation/paid-time off benefits; provided, however, such service shall not be credited to the extent it would result in a duplication of vacation/paid-time off benefits. Notwithstanding any of the foregoing provisions, Magma may, at its sole discretion, change the vacation/paid-time off benefits made available to the employees of Magma at any time, including the Continuing Employees, at its sole discretion. Continuing Employees will not be given credit for amounts paid under any Company Benefit Arrangement for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable employee benefit plan of Magma.

6.3 NASDAQ Listing. Magma shall authorize for listing on the NASDAQ Global Market the shares of Magma Common Stock issuable as Initial Stock Consideration and Contingent Consideration pursuant to this Agreement.

6.4 Reservation of Shares. Magma shall reserve sufficient shares of Magma Common Stock for issuance as Contingent Consideration pursuant to Section 2.6.

6.5 Fairness Hearing and Permit. As soon as reasonably practicable after the execution of this Agreement, Magma and the Company shall prepare, and Magma shall file with the California Commissioner, the Permit Application and a request for the Fairness Hearing to be held by the California Commissioner to consider the terms, conditions and fairness of the transactions contemplated by this Agreement pursuant to Section 25142 of the California Corporate Securities Laws of 1968, as amended. As soon as permitted by the California Commissioner, the Company shall mail the Notice of Hearing to all Company Shareholders entitled to receive such notice under California Law. The Company and Magma will notify each other promptly of the receipt of any comments from the California Commissioner or its staff and of any request by the California Commissioner or its staff or any other government officials for amendments or supplements to any of the documents filed therewith or any other filing or for additional information and will supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the Commissioner, or its staff or any other government officials, on the other hand, with respect to the filing. Magma and the Company shall use their commercially reasonable efforts to resolve, as soon as reasonably practicable, objections to the Permit Application, if any, raised by the comments of the California Commissioner or its staff with respect to the transactions contemplated hereby.

6.6. Tax Matters. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368(a) of the Code and the regulations thereunder. It is intended that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §1.368-2(g) and 1.368-3. Magma agrees not to take any action (or fail to take any action), either prior to or following the Closing, that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations thereunder. Magma agrees to report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and shall not take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Magma hereby adopts this Agreement as a plan of reorganization.

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ARTICLE VII

CONDITIONS TO CLOSING OF MERGER

7.1 Conditions to Each Party’s Obligation to Effect the First Step Merger. The respective obligations of each party to this Agreement to effect the First Step Merger shall be subject to the satisfaction prior to or on the Closing Date of the following conditions:

(a) Governmental Approvals. Other than the filing of the First Step Agreement of Merger in accordance with the terms of Section 2.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority shall have been filed, occurred or been obtained.

(b) Company Shareholder Approvals. The principal terms of the Merger shall have been duly and validly approved and adopted, as required by California Law and the Company’s Amended and Restated Articles of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite vote of the Company Shareholders.

(c) Issuance of Permit; Compliance with Section 3(a)(10) of the Securities Act. The California Commissioner shall have issued the Permit (following a hearing upon the fairness of the terms and conditions of the Merger, conducted pursuant to Section 25142 of the California Corporations Code) authorizing the issuance of the shares of Magma Common Stock to be issued in the Merger in accordance with the terms of this Agreement and all applicable requirements of Section 3(a)(10) of the Securities Act shall have been satisfied.

(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting the conduct or operation of the business of the Company by Magma after the Merger shall have been issued, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

7.2 Additional Conditions to Obligations of Magma and each Merger Sub. The obligations of Magma and each Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Magma and each Merger Sub:

(a) Representations and Warranties. The representations and warranties of the Company: (i) set forth in Sections 3.1, 3.3 and 3.18 of this Agreement shall be true and correct in all material respects, and (ii) set forth in Section 3.4 shall be true and correct in all but de minimis respects, in each of (i) and (ii) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date except where the failure(s) to be true and correct would not be reasonably expected to have a Material Adverse Effect on the Company; and Magma shall have received a certificate signed on behalf of the Company by the President or Chief Executive Officer of the Company to such effect.

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(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Magma shall have received a certificate signed on behalf of the Company by the President or Chief Executive Officer of the Company to such effect.

(c) Dissenting Shareholders. Holders of not more than ten percent (10%) of the issued and outstanding Company Capital Stock as of the Closing shall have elected to, or continue to have contingent rights to, exercise dissenters’ rights under California Law as to such shares.

(d) Employment Matters. The executed Offer Letters of each of the persons identified on Exhibit B shall continue to be in full force and effect and none of such individuals shall have ceased to be employed by the Company, except as contemplated by the Agreement, or expressed to Magma or the Company an intention to terminate his or her employment with the Company or to decline to be employed by Magma.

(e) Conversion of Preferred Stock. The Company shall have received written consents from Company Shareholders representing a majority of the outstanding shares of Series A Preferred Stock of the Company and a majority of the outstanding shares of Series B Preferred Stock of the Company (each for this purpose taken as a separate class) consenting to the automatic conversion into Company Common Stock of the Series A Preferred Stock and the Series B Preferred Stock, respectively, pursuant to Section 5.2 of the Company’s Amended and Restated Articles of Incorporation.

(f) Termination, Modification or Satisfaction of Company Agreements. Each of the agreements identified on Schedule 7.2(f) of the Company Disclosure Schedule shall have been terminated, effective as of the Closing, in accordance with their respective terms or the parties to such agreements shall have waived all of their respective rights thereunder, effective as of, and contingent upon, the Closing.

(g) Resignations of Directors and Officers. The persons holding the positions of a director or officer of the Company, in office immediately prior to the Effective Time, shall have resigned from such positions in writing effective as of the Effective Time.

(h) Closing Merger Expense Certificate. Magma shall have received the Closing Merger Expense Certificate from the Company; provided, however, that such receipt shall not be deemed to be an agreement by Magma that the Closing Merger Expense Certificate is accurate and shall not diminish Magma’s remedies hereunder if the Closing Merger Expense Certificate is not accurate.

(i) Spreadsheet. Magma shall have received the Spreadsheet from the Company; provided, however, that such receipt shall not be deemed to be an agreement by Magma that the Spreadsheet is accurate and shall not diminish Magma’s remedies hereunder if the Spreadsheet is not accurate.

(j) Section 280G Approval. The 280G Proposal (to the extent Magma and the Company determine that it is required or advisable) shall have been subject to a vote by the Company Shareholders, and each “disqualified individual” shall have agreed pursuant to the terms of the Parachute Payment Waiver to, and shall, forfeit any payments that would be non-deductible if the shareholder approval described in Section 5.2(e) were not obtained.

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(k) Company Good Standing Certificates. Magma shall have received a certificate from the Secretary of State of the State of California, dated as of a date within three (3) business days of the Closing Date, certifying that the Company is in good standing.

(l) FIRPTA. Magma, as agent for the shareholders of the Company, shall have received a properly executed Foreign Investment and Real Property Tax Act of 1980 compliance certificate signed by an officer of the Company, in form and substance reasonably satisfactory to Magma, which states that shares of Company Capital Stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Magma’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

(m) Opinion of the Company’s Counsel. Magma shall have received an opinion dated the Closing Date of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company, in substantially the form attached as Exhibit C.

(n) Offer Letters and Noncompetition Agreements. Each of the Offer Letters and Noncompetition Agreements of each of the persons identified on Exhibit B-1 executed and delivered concurrent with the execution of this Agreement shall remain in full force and effect.

(o) Offer Letters and Nonsolicitation Agreements. Each of the Offer Letters and Nonsolicitation Agreements of each of the persons identified on Exhibit B-2 executed and delivered concurrent with the execution of this Agreement shall remain in full force and effect.

(p) No Material Adverse Effect. From and after the date of this Agreement, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect on the Company.

(q) Company Closing Actions. Magma shall have received evidence reasonably satisfactory to Magma that the actions to be taken by the Company set forth on Schedule 7.2(q) hereto shall have been taken at or prior to the Closing.

(r) Termination of Security Interests. Magma shall have received file stamped copies of executed UCC-2 or UCC-3 termination statements executed by each Person holding a security interest in any assets of the Company as of the Closing Date terminating any and all such security interests and evidence reasonably satisfactory to Magma that all Encumbrances on the assets of the Company shall have been released prior to or shall be released simultaneously with the Closing.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Magma and each Merger Sub set forth in this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where such failures(s) to be true and correct would not be reasonably expected to have a Material Adverse Effect on Magma and the Company shall have received a certificate signed on behalf of Magma by an authorized signatory of Magma to such effect.

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(b) Performance of Obligations of Magma and each Merger Sub. Magma and each Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date and the Company shall have received a certificate signed on behalf of Magma by an authorized signatory of Magma to such effect.

7.4 Tax-Free Reorganization. Magma and the Company shall each have received written opinions from Heller Ehrman LLP and Wilson Sonsini Goodrich & Rosati, P.C., respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code (the issuance of such opinions shall be conditioned upon the receipt by such counsel of customary representation letters from each of Magma and the Company, in each case, in form and substance reasonably satisfactory to such counsel and each such representation letter shall be dated on the date of such opinion and shall not have been withdrawn or modified in any material respect) and such opinions shall not have been withdrawn; provided, however, that if either party fails to receive such an opinion and counsel for the other party has delivered its opinion, the party that failed to receive such an opinion shall be deemed to have waived this condition and shall be required to rely on the opinion of counsel for the other party, with such counsel’s consent.

ARTICLE VIII

TERMINATION OF AGREEMENT

8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Magma and the Company.

8.2 Unilateral Termination.

(a) Either of Magma or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement.

(b) Either of Magma or the Company, by giving written notice to the other, may terminate this Agreement if the Merger and the other transactions contemplated by Section 2.5 hereof shall not have been consummated by midnight Pacific Time on March 15, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Article VII to be fulfilled or satisfied on or before such date.

(c) Either of Magma or the Company, by giving written notice to the other, may terminate this Agreement at any time prior to the Closing if the other has committed a breach of (i) any of the representations and warranties under Article III or Article IV, as applicable, and has not cured such breach within 20 business days after the party seeking to terminate this Agreement has given the other party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 8.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in Article VII, as applicable, to be fulfilled or satisfied, or (ii) any of its covenants under Article V or Article VI, as applicable, and has not cured such breach within 20 business days after the party seeking to terminate this Agreement has given the other party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 8.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in Article VII, as applicable, to be fulfilled or satisfied; provided, however, that the right to

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terminate this Agreement under this Section 8.2(c) shall not be available to a party if the party is at that time in material breach of this Agreement, except where such breach(es) of (i) or (ii) above would not have a Material Adverse Effect on the Company or Magma, as the case may be.

(d) Magma, by giving written notice to the Company, may terminate this Agreement at any time prior to the Closing if any event has occurred or any circumstance exists which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect on the Company and the Company is unable to cure such condition prior to the Termination Date.

8.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 or 8.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Magma, the Company or their respective officers, directors, shareholders or affiliates; provided, however, that (i) the provisions of this Section 8.3 (Effect of Termination) and Article X (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION

AND REMEDIES; CONTINUING COVENANTS

9.1 Survival. If the Merger is consummated, the representations and warranties of the parties contained in this Agreement, the Company Disclosure Schedule and the certificates of Magma and the Company delivered pursuant to Sections 7.2 and 7.3, respectively, shall survive the Effective Time and remain in full force and effect, regardless of any investigation, but subject to any disclosure made in this Agreement and the Company Disclosure Schedule, until the Expiration Date; provided, however, that the representations and warranties of the Company contained in Section 3.7 (Taxes) shall remain operative and in full force and effect, regardless of any investigation, but subject to any disclosure made in this Agreement and the Company Disclosure Schedule, until the expiration of the applicable statute of limitations; provided further, however, that the representations and warranties of the Company contained in Section 3.4 (Capitalization) and 3.13 (Intellectual Property) shall remain operative and in full force and effect, regardless of any investigation, but subject to any disclosure made in this Agreement and the Company Disclosure Schedule, through March 31, 2010; and provided further, however, that no right to indemnification pursuant to Article IX in respect of any claim based upon any failure of a representation or warranty that is set forth in a Notice of Claim delivered prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty; and provided, further, that such expiration shall not affect the rights of any Magma Indemnified Person under this Article IX or otherwise to seek recovery of Damages arising out of any fraud committed by the Company until the expiration of the applicable statute of limitations with respect thereto. All covenants of the parties (including the covenants set forth in Article V and Article VI) shall expire and be of no further force or effect as of the Effective Time, except to the extent such covenants provide that they are to be performed after the Effective Time; provided, however, that no right to indemnification pursuant to Article IX in respect of any claim based upon any breach of a covenant shall be affected by the expiration of such covenant.

9.2 Agreement to Indemnify. If the Merger is consummated, each Effective Time Company Shareholder shall severally (based upon and to the extent of each such holder’s Pro Rata Share and Contingent Consideration Pro Rata Share, as applicable, and subject to the limitations set forth in Section 9.3 hereof), and not jointly, indemnify and hold harmless Magma and its officers, directors, agents, representatives, stockholders and employees, and each Person, if any, who controls or may control Magma within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as a “Magma Indemnified Person” and collectively as “Magma Indemnified Persons”) from and against any and all losses, reductions in value, costs, damages, Liabilities and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and

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court costs) (collectively referred to as “Damages”), directly or indirectly arising out of, resulting from or in connection with:

(i) any failure of any representation or warranty made by the Company in this Agreement, the Company Disclosure Schedule or any certificate to be delivered by the Company pursuant to this Agreement, to be true and correct as of the Agreement Date and Closing Date (except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates);

(ii) any failure of any certification, representation or warranty made by the Company pursuant to Section 7.2(a) or (b) or the Closing Merger Expense Certificate to be true and correct as of the date such certificate is delivered to Magma;

(iii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement;

(iv) any Third Party Claim (as defined below) relating to any breach or failure referred to in clause (i) through (iii) above or any matters disclosed in Section 3.16(a)(i) of the Company Disclosure Schedule;

(v) any Dissenting Share Excess Payments;

(vi) any inaccuracies in the Spreadsheet; and

(vii) any Pre-Closing Taxes.

9.3 Limitations.

(a) If the Merger is consummated, in no event shall the total recovery of the Magma Indemnified Persons for indemnification under this Agreement from any Effective Time Company Shareholder exceed (i) such Effective Time Company Shareholder’s Pro Rata Share of the Initial Stock Consideration and an Effective Time Company Shareholder’s Contingent Consideration Pro Rata Share of the Contingent Consideration that the Effective Time Company Shareholders and the Effective Time Company Shareholders, respectively, have earned and are entitled to receive pursuant to Article II in respect of any claim for indemnification that is made as a result of the any failure of any representation or warranty made by the Company in Section 3.7 (Taxes), any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement, any Dissenting Share Excess Payments, any claim for Pre-Closing Taxes, or any claim for fraud by the Company, (ii) such Effective Time Company Shareholder’s Pro Rata Share of the Holdback Amount and an Effective Time Company Shareholder’s Contingent Consideration Pro Rata Share of the Contingent Consideration Holdback Amount that the Effective Time Company Shareholders and the Effective Time Company Shareholders, respectively, have earned and are entitled to receive pursuant to Article II in respect of any claim for indemnification that is made as a result of the any failure of any representation or warranty made by the Company in Section 3.4 (Capitalization) and Section 3.13 (Intellectual Property) or any inaccuracy in the Spreadsheet, or (iii) such Effective Time Company Shareholder’s Pro Rata Share of the Holdback Amount for all other claims for indemnification made under this Article IX by the Magma Indemnified Parties. For avoidance of doubt, all claims for Damages shall be satisfied first from each Effective Time Company Shareholder’s Pro Rata Share of the Holdback Amount and first from the vested portion of such Holdback Amount and then, following the exhaustion of such vested portion, from the unvested portion of the

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Holdback Amount. Subject to the provisions of Article II and this Article IX, following the depletion of the Holdback Amount, all claims for Damages that may be satisfied from the Contingent Consideration Holdback Amount shall then be satisfied from each Effective Time Company Shareholder’s Contingent Consideration Pro Rata Share of the Contingent Consideration Holdback Amount and first from Vested Magma Cash, if any, and then, following the exhaustion of such Vested Magma Cash, from the Unvested Magma Cash, if any, and then, following the exhaustion of such Unvested Magma Cash, from the Vested Magma Shares, if any (with shares of Magma Common Stock deemed to have a per share value based on the Average Magma Stock Price), and then, following the exhaustion of such Vested Magma Shares, from the Unvested Magma Shares, if any (with shares of Magma Common Stock deemed to have a per share value based on the Average Magma Stock Price).

(b) Notwithstanding anything contained herein to the contrary, and except as provided below, no Magma Indemnified Person may receive any portion of the Holdback Amount in respect of any claim for indemnification that is made pursuant to clauses (i) and (ii) of Section 9.2 (other than Claims which result from the any failure of any representation or warranty made by the Company in Section 3.4 (Capitalization), Section 3.7 (Taxes) and Section 3.13 (Intellectual Property)) unless and until Damages in an aggregate amount greater than $100,000 (the “Basket”) have been incurred, paid or properly accrued, in which case the Magma Indemnified Persons may make claims for indemnification for all Damages suffered by Magma, including the amount of the Basket.

9.4 Notice of Claim.

(a) As used herein, the term “Claim” means a claim for indemnification of Magma or any other Magma Indemnified Person by an Effective Time Company Shareholder for Damages under this Article IX.

(b) Magma may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Magma Indemnified Person, and Magma shall give written notice of a Claim executed by an officer of Magma (a “Notice of Claim”) to the Representative promptly after Magma becomes aware of the existence of any potential claim by an Magma Indemnified Person for indemnification from the Effective Time Company Shareholders under this Article IX, arising from or relating to:

(i) any matter specified in Section 9.2; or

(ii) the assertion, whether orally or in writing, against Magma or any other Magma Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against Magma or such other Magma Indemnified Person (in each such case, a “Third-Party Claim”) that is based on, arises out of or relates to any matter specified in Section 9.2(a).

The period during which claims may be initiated (the “Claims Period”) for indemnification from the Holdback Amount shall commence at the Effective Time and terminate on the Expiration Date; provided, however, that the Claims Period for indemnification from and against Damages arising out of, resulting from or in connection with (i) any failure of any of the representations and warranties contained in Section 3.4 (Capitalization) or Section 3.13 (Intellectual Property) to be true and correct as aforesaid shall commence at the Effective Time and terminate as of March 31, 2010 and (ii) any fraud committed by the Company, any Claim for Pre-Closing Taxes or any failure of any of the representations and warranties contained in Section 3.7 (Taxes) to be true and correct as aforesaid shall commence at the Effective Time and terminate upon the expiration of the applicable statute of limitations. Notwithstanding anything contained herein to the contrary, any Claims for Damages specified in any Notice of Claim delivered to the Representative prior to expiration of the applicable Claims Period with respect to facts and circumstances existing prior to expiration of the applicable Claims Period shall remain outstanding until such Claims for Damages have been resolved or satisfied, notwithstanding the expiration of such Claims Period.

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Until the expiration of the applicable Claims Period, no delay on the part of Magma in giving the Representative a Notice of Claim shall relieve the Representative or any Effective Time Company Shareholder from any of its obligations under this Article IX unless (and then only to the extent that) the Representative or the Effective Time Company Shareholders are materially prejudiced thereby.

9.5 Defense of Third-Party Claims.

(a) If a claim by a third party against Magma, and if Magma intends to seek indemnification with respect thereto under this Article IX, Magma shall promptly notify the Representative in writing of such claim in accordance with Sections 9.4 and 9.6. Magma shall determine and conduct the defense or settlement of any a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against Magma or such other Magma Indemnified Person (in each such case, a “Third-Party Claim”), and the costs and expenses incurred by Magma in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which Magma may seek indemnification pursuant to a Claim made by any Magma Indemnified Person hereunder subject to the Representative’s rights to object to any such amounts.

(b) The Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Representative does not affect any privilege relating to the Magma Indemnified Person and may participate in, but not to determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim, provided, however, that the Company shall not be liable under this Article IX for Claims related to a Third-Party Claim settled without the consent of the Representative, which consent shall not be unreasonably withheld, delayed or conditioned and which consent shall be deemed to have been given unless the Representative shall have objected in writing within twenty (20) days after written request for such consent by Magma. In the event that Representative has consented to any such settlement, neither the Representative nor any Shareholder shall have any power or authority to object under Section 9.7 to the amount of any claim on or behalf of Magma with respect to such settlement.

(c) All Notices of Claims delivered by Magma shall be resolved according to the procedures set forth in Section 9.7.

9.6 Contents of Notice of Claim. Each Notice of Claim by Magma given pursuant to Section 9.4 shall contain the following information:

(i) that Magma or another Magma Indemnified Person has directly or indirectly incurred, paid or properly accrued or, in good faith, believes it shall have to directly or indirectly incur, pay or accrue, Damages in an aggregate stated amount arising from such Claim (which amount may be an estimated amount and may be the amount of damages claimed by a third party in an action brought against any Magma Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Magma Indemnified Person under this Article IX); and

(ii) a brief description, in reasonable detail (to the extent reasonably available to Magma), of the facts, circumstances or events giving rise to the alleged Damages based on Magma’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to Magma) and copies of any formal demand or complaint, the amount of Damages (to the extent known), or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

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9.7 Resolution of Notice of Claim. Each Notice of Claim given by Magma shall be resolved as follows:

(a) If, within thirty (30) days after a Notice of Claim is received by the Representative, the Representative does not contest such Notice of Claim in writing to Magma, the Representative shall be conclusively deemed to have consented, on behalf of all Effective Time Company Shareholders, to the recovery by the Magma Indemnified Person of, and Magma shall distribute from the Holdback Amount upon the expiration of such thirty (30) day period (or Magma shall deduct from the Contingent Consideration Holdback Amount), the full amount of Damages (subject to the limits contained in this Article IX) specified in the Notice of Claim in accordance with this Article IX, including the forfeiture of all or a portion of the Holdback Amount or the Contingent Consideration Holdback Amount, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Effective Time Company Shareholders for such amount in any court having jurisdiction over the matter where venue is proper.

(b) If the Representative gives Magma written notice contesting all or any portion of a Notice of Claim (such contested portion being a “Contested Claim”) within the thirty (30) day period specified in Section 9.7(a) above, then such Contested Claim shall be resolved by either (i) a written settlement agreement or memorandum executed by Magma and the Representative or (ii) in the absence of such a written settlement agreement or memorandum within thirty (30) days following receipt by Magma of the written notice from the Representative, by binding litigation between Magma and the Representative in accordance with the terms and provisions of Section 9.7(c) below. Notwithstanding the foregoing, any uncontested portion of a Notice of Claim shall be distributed by Magma from the Holdback Amount or withheld by Magma from the Contingent Consideration Holdback Amount, as the case may be.

(c) If no such agreement can be reached after good faith negotiation, either Magma or the Representative may, bring suits in the courts of the State of California and the federal courts of the United States located within the County of Santa Clara in the State of California to resolve the Contested Claim. The case will be tried to the court sitting without a jury. The decision of the trial court as to the validity and amount of any claim in such Notice of Claim shall be nonappealable, binding and conclusive upon the parties to this Agreement and Magma shall be entitled to act in accordance with such decision and make or withhold payments of Holdback Amount or the Contingent Consideration Holdback Amount in accordance therewith and herewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. For purposes of this Section 9.7(c), in any suit hereunder in which any claim or the amount thereof stated in the Notice of Claim is at issue, the non-prevailing party to a suit shall pay its own expenses and the expenses, including attorneys’ fees and costs, reasonably incurred by prevailing party to the suit.

9.8 Release of Remaining Holdback Amount and Contingent Consideration Holdback Amount.

(a) Within ten (10) business days following the Expiration Date, Magma will:

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(i) (1) deliver to the transfer agent for the Magma Common Stock a certificate or certificates representing the Holdback Amount comprised of shares of Magma Common Stock, if any, together with the instructions for issuance of certificates to the Effective Time Company Shareholders, and (2) deliver to each Effective Time Company Shareholder a check representing such Effective Time Company Shareholder’s Pro Rata Share of the Holdback Amount comprised of cash, in each case to the extent that the Holdback Amount (if any) exceeds any Holdback Amount that is necessary to satisfy all unresolved, unsatisfied or disputed claims for Damages specified in any Notice of Claim delivered to the Representative before the Expiration Date. If any Claims are unresolved, unsatisfied or disputed as of the expiration of the Claims Period, then Magma shall retain possession and custody of that portion of the Holdback Amount that equals the total maximum amount of Damages then being claimed by Magma Indemnified Persons in all such unresolved, unsatisfied or disputed Claims, and as soon as all such Claims have been resolved, Magma shall deliver to the Effective Time Company Common Shareholders all of the remaining Holdback Amount (if any) not required to satisfy such Claims; and

(ii) (1) deliver to the transfer agent for the Magma Common Stock a certificate or certificates representing the Initial Contingent Consideration Holdback Amount comprised of shares of Magma Common Stock, if any, together with the instructions for issuance of certificates to the Effective Time Company Shareholders, and (2) deliver to each Effective Time Company Shareholder a check representing such Effective Time Company Shareholder’s Contingent Consideration Pro Rata Share of the Initial Contingent Consideration Holdback Amount paid by Magma in the form of cash, in each case to the extent that the Initial Contingent Consideration Holdback Amount, if any, exceeds any Initial Contingent Consideration Holdback Amount that is necessary to satisfy all unresolved, unsatisfied or disputed claims for Damages specified in any Notice of Claim delivered to the Representative on or before Expiration Date. If any Claims are unresolved, unsatisfied or disputed as of the expiration of the Claims Period, then Magma shall retain possession and custody of that portion of the Initial Contingent Consideration Holdback Amount that equals the total maximum amount of Damages then being claimed by Magma Indemnified Persons in all such unresolved, unsatisfied or disputed Claims, and as soon as all such Claims have been resolved, Magma shall deliver to the Effective Time Company Common Shareholders all of the remaining Initial Contingent Consideration Holdback Amount (if any) not required to satisfy such Claims.

(b) Within ten (10) business days of March 31, 2010, Magma will (i) deliver to the transfer agent for the Magma Common Stock a certificate or certificates representing the Subsequent Contingent Consideration Holdback Amount comprised of shares of Magma Common Stock, if any, together with the instructions for issuance of certificates to the Effective Time Company Shareholders, and (ii) deliver to each Effective Time Company Shareholder a check representing such Effective Time Company Shareholder’s Contingent Consideration Pro Rata Share of the Subsequent Contingent Consideration Holdback Amount paid by Magma in the form of cash, in each case to the extent that the Subsequent Contingent Consideration Holdback Amount, if any, exceeds any Subsequent Contingent Consideration Holdback Amount that is necessary to satisfy all unresolved, unsatisfied or disputed claims for Damages specified in any Notice of Claim delivered to the Representative on or before March 31, 2010. If any Claims are unresolved, unsatisfied or disputed as of the expiration of the Claims Period, then Magma shall retain possession and custody of that portion of the Subsequent Contingent Consideration Holdback Amount that equals the total maximum amount of Damages then being claimed by Magma Indemnified Persons in all such unresolved, unsatisfied or disputed Claims, and as soon as all such Claims have been resolved, Magma shall deliver to the Effective Time Company Common Shareholders all of the remaining Subsequent Contingent Consideration Holdback Amount (if any) not required to satisfy such Claims.

(c) Notwithstanding the foregoing, in the event that Magma’s Common Stock is delisted from the Nasdaq Global Market (or other principal exchange or market on which Magma’s Common Stock is then listed) during the period prior to the release of any Holdback Amount or any Contingent Consideration Holdback Amount pursuant to (a) above, then, upon release, any Holdback Amount or any Contingent Consideration Holdback Amount comprised of shares of Magma Common Stock shall be paid to the Effective Time Company Shareholders in cash in an amount equal to the Average Magma Stock Price used to determine the number of such shares of Magma Common Stock at the time such shares were first withheld as Holdback Amount or any Contingent Consideration Holdback Amount.

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9.9 Appointment of Representative.

(a) By voting in favor of the Merger or participating in the Merger and accepting the benefits thereof, each Effective Time Company Shareholder shall be deemed to have approved the designation of and designates the Representative as the representative of the Effective Time Company Shareholders and as the attorney-in-fact and agent for and on behalf of each Effective Time Company Shareholder with respect to claims for indemnification under this Article IX and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken or made by the Representative under this Agreement, including the exercise of the power to: (a) give and receive notices and communications to or from Magma (on behalf of itself or any other Magma Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such holders individually); (b) authorize the release or delivery to Magma of all or a portion of the Holdback Amount in satisfaction of indemnification claims by Magma or any other Magma Indemnified Person pursuant to this Article IX (including by not objecting to such claims); (c) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to, (i) indemnification claims by Magma or any other Magma Indemnified Person pursuant to this Article IX or (ii) any dispute between any Magma Indemnified Person and any such holder, in each case relating to this Agreement; and (d) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. The Representative shall have authority and power to act on behalf of each Effective Time Company Shareholder with respect to the disposition, settlement or other handling of all claims under this Article IX and all rights or obligations arising under this Article IX. The Effective Time Company Shareholders shall be bound by all actions taken and documents executed by the Representative in connection with this Article IX, and Magma and other Magma Indemnified Persons shall be entitled to rely on any action or decision of the Representative. The individual serving as the Representative may be replaced from time to time by the holders of a majority in interest of the Holdback Amount then on deposit with the Magma upon not less than 10 days prior written notice to Magma. No bond shall be required of the Representative, and the Representative shall receive no compensation for his services. Notices or communications to or from the Representative shall constitute notice to or from each of the Effective Time Company Shareholders.

(b) In performing the functions specified in this Agreement, the Representative shall not be liable to any Effective Time Company Shareholder in the absence of gross negligence or willful misconduct on the part of the Representative. Each Effective Time Company Shareholder shall severally (based on each such holder’s Pro Rata Share), and not jointly, indemnify and hold harmless the Representative from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Representative. If not paid directly to the Representative by the Effective Time Company Shareholders, such losses, liabilities or expenses may be recovered by the Representative from the Holdback Amount otherwise distributable to the Effective Time Company Shareholders (and not distributed or distributable to any Magma Indemnified Person or subject to a pending indemnification claim of any Magma Indemnified Person) following the Expiration Date pursuant to the terms hereof, at the time of distribution, and such recovery will be made from the Effective Time Company Shareholders according to their respective Pro Rata Share.

ARTICLE X

MISCELLANEOUS

10.1 Governing Law. The internal laws of the State of California, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

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10.2 Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Magma, including any successor to, or assignee of, all or substantially all of the business and assets of Magma. Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

10.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

10.4 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories. This Agreement may be executed and delivered by one party hereto to the other parties hereto by facsimile or e-mail transmission of a photocopy of the original signature page hereto, and upon receipt of such facsimile or e-mail transmission by the other parties hereto, the photocopy of the original signature page included in such facsimile or e-mail transmission will be deemed to have the same effect as if the original signature had been delivered to the other parties. The parties shall endeavor to exchange the original signature copies, but the failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.

10.5 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction.

10.6 Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the Company, Magma and the Representative. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

10.7 Expenses. Except as expressly provided otherwise herein, whether or not the Merger is successfully consummated, each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby.

10.8 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class

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mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three business days after mailing if sent by mail, and one business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 10.8:

If to Magma or Merger Sub I or Merger Sub II:

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, California 95110

Attention:    General Counsel

Fax No.:       (408) 565-7500

with a copy, which shall not constitute notice, to:

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, California 94025

Attention:    Elias J. Blawie, Esq.

Steven J. Tonsfeldt, Esq.

Fax No.:      (650) 324-0638

If to the Company:

Sabio Labs, Inc.

148 Castro Street, Suite A1

Mountain View, California 94041

Attention:    Chief Executive Officer

Fax No.:       (650) 903-9904

with a copy, which shall not constitute notice, to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention:    Julia Reigel, Esq.

Fax No.:       (650) 493-6811

If to the Representative:

David Colleran

[Address]

[Address]

Fax No.: [*]

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with a copy, which shall not constitute notice, to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention:    Julia Reigel, Esq.

Fax No.:      (650) 493-6811

10.9 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.10 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, shareholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement, except that Article IX is intended to benefit the Magma Indemnified Persons.

10.11 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Company Ancillary Agreements, the Magma Ancillary Agreements and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Mutual NDA. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

10.12 Waiver of Jury Trial. EACH OF MAGMA, MERGER SUB, THE COMPANY AND THE REPRESENTATIVE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF MAGMA, MERGER SUB, THE COMPANY AND THE REPRESENTATIVE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MAGMA DESIGN AUTOMATION, INC.		SABIO LABS, INC.

By:	/S/ PETER S. TESHIMA	By:	/S/ DAVID COLLERAN
	Name: Peter S. Teshima Title: CFO		Name: David Colleran Title: President & CTO

SABIO ACQUISITION CORP.		DAVID COLLERAN, AS REPRESENTATIVE

By:	/S/ PETER S. TESHIMA	/S/ DAVID COLLERAN
Name: Peter S. Teshima Title: President

SABIO LABS LLC.

By:	/S/ PETER S. TESHIMA
Name: Peter S. Teshima Title: Sole Member on behalf of Magma Design Automation, Inc.

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Schedule A to Agreement and Plan of Merger

Contingent Consideration

Exhibit A to Agreement and Plan of Merger

Form of Voting Agreement

Exhibit B-1 to Agreement and Plan of Merger

List of Signatories to Offer Letters and Noncompetition Agreements

Exhibit B-2 to Agreement and Plan of Merger

List of Signatories to Nonsolicitation Agreements

Exhibit C to Agreement and Plan of Merger

Matters Covered by the Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation